AGREEMENT AND PLAN OF MERGER

by and among

AUTOMATIC RAIN COMPANY,

HORIZON DISTRIBUTORS, INC.,

and the

“SHAREHOLDER PARTIES”

                           TABLE OF CONTENTS

         3.1.     Estimated Target Working and Estimated Closing Working

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

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ARTICLE 7 POST-CLOSING AGREEMENTS.............................................32

         7.1.     Survival of Representations, Warranties, Agreements,

         8.1.     No Misrepresentation or Breach of Covenants and Warranties..36

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY  AND SHAREHOLDER
                       PARTIES................................................38

         9.1.     No Misrepresentation or Breach of Covenants and Warranties..38

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                                                LIST OF SCHEDULES AND EXHIBITS

                                                          SCHEDULES

Schedule 3.1(c)     Company's Funded Indebtedness
Schedule 4.1        Foreign Jurisdictions Where Company is Qualified to do
                    Business
Schedule 4.3        Company Subsidiaries
Schedule 4.4        Government Approvals, Notice and Filings
Schedule 4.5(b)     Required Registrations, Consents, etc., with or to
                    Governmental Authority
Schedule 4.5(c)     Required Consents, Waiver, etc., with or to Business
                    Agreement Parties or Terminations of same
Schedule 4.6        Shareholder Ledger
Schedule 4.7        Financial Statements
Schedule 4.8        No Undisclosed Liabilities
Schedule 4.9(a)     Exceptions to Normal Course of Business
Schedule 4.9(b)     Major Transactions or Commitments
Schedule 4.10       Exceptions to Tax Return Representations; Joint Venture,
                    Partnerships, etc., in which Company is a party
Schedule 4.12(b)    Leases and Other Contracts
Schedule 4.12(e)    Leases in Excess of $10,000
Schedule 4.12(f)    Assets Not Located on the Facilities
Schedule 4.12(g)    Exceptions to Fitness of Assets
Schedule 4.12(h)    Required Consents of Other Parties re Leases
Schedule 4.13(a)    Patents, Marks and Copyrights
Schedule 4.13(b)    Notices of Improper Use of Patents, Marks and Copyrights
Schedule 4.13(c)    Royalties and Exceptions to Exclusive Ownership re
                    Intellectual Property
Schedule 4.13(d)    Material Restrictions on Use of Intellectual Property
Schedule 4.15       Contracts
Schedule 4.16       Status of Contracts
Schedule 4.17(a)    Employee Benefit Plans
Schedule 4.17(c)    Exceptions to Employee Benefit Plans and Material Liabilities
                    under ERISA
Schedule 4.17(d)    Reports and Disclosures to be filed with respect to Employee
                    Benefit Plans
Schedule 4.17(e)    Payments Due with respect to Employee Benefit Plans
Schedule 4.17(g)    Pension Plans subject to Title IV of ERISA
Schedule 4.17(h)    Multiemployer Plan
Schedule 4.17(i)    Post Retirement Benefit Plans
Schedule 4.17(j)    Compliance with COBRA
Schedule 4.17(k)    Accelerations of Employee Benefit Plans
Schedule 4.17(l)    Unfunded Liabilities Under Pension Plan
Schedule 4.17(m)    Pending Employee Claims under Benefit Plans
Schedule 4.18       Labor Matters
Schedule 4.19       Environmental Matters
Schedule 4.19(g)    Hazardous Substances (Treatment and/or Storage)
Schedule 4.20       Permits and Licenses
Schedule 4.22       Related Party Agreements

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Schedule 4.23       Employee Agreements
Schedule 4.24       Litigation
Schedule 4.25       Insurance
Schedule 4.26       Product Liability and Recalls
Schedule 4.29       Bank Accounts
Schedule 4.30       Powers of Attorney, Guarantees
Schedule 4.32       Absence of Certain Business Practices
Schedule 4.33       Corporate Records
Schedule 4.35       Dividends and Distributions since June 30, 2005
Schedule 4.36       Employees
Schedule 5.3        Government Approval, Notice and Filing with respect to Parent
                    Guaranty
Schedule 5.4(b)     Required Registrations, Consents, etc., with or to
                    Governmental Authority with respect to Parent Guaranty
Schedule 5.4(c)     Required Consents, Waiver, etc., with or to Business
                    Agreement Parties or Terminations of same with respect
                    to Parent Guaranty
Schedule 7.7        Allocation of Merger Consideration
Schedule 8.3        Required Consents

                                                  EXHIBITS

Exhibit A           Certificate of Merger
Exhibit B           Escrow Agreement
Exhibit C           Employment Agreement
Exhibit D           Non-Competition and Non-Solicitation Agreement
Exhibit E           Parent Guaranty

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AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 26, 2005, by and among Automatic Rain Company, a California corporation (the “Company”), Horizon Distributors, Inc., a Delaware corporation (“Buyer”), and the shareholders of the Company that are signatories hereto (the “Shareholder Parties”). Buyer, the Company and the Shareholder Parties are sometimes collectively referred to as the “Parties.”

RECITALS

        A.        Buyer is a wholly owned subsidiary of SCP Distributors, LLC, a Delaware limited liability company, which in turn is a wholly owned subsidiary of SCP Pool Corporation, a Delaware corporation (“Parent”).

        B.        The Parties desire that Buyer merge with and into the Company, with the Buyer being the surviving corporation, so that the separate existence of the Company will cease, and the Buyer will assume by operation of law all assets and liabilities of the Company and thereafter continue as the Surviving Corporation.

        C.        Each of the respective Boards of Directors of Buyer and the Company have approved this Agreement and the merger.

        D.        The Shareholder Parties represent collectively one hundred percent (100%) of the issued and outstanding shares of common stock of the Company and have approved this Agreement and the merger.

        E.        The Parties desire to make certain representations, warranties, covenants and agreements in connection with the merger and also to prescribe various conditions to the merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows (Section 13.1 contains definitions of certain terms used in this Agreement, and Section 13.2 contains an index of other terms defined elsewhere in this Agreement):

ARTICLE 1

THE MERGER

        1.1.        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware General Corporation Law (the “DGCL”) and California General Corporation Law (the “CGCL”), at the Effective Time, the Company shall be merged with and into Buyer (the “Merger”), whereupon the separate corporate existence of the

Company shall cease, and Buyer shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and CGCL.

        1.2.        Closing. The Closing shall occur on October 3, 2005, provided that the conditions set forth in Articles 8 and 9 have been satisfied or waived, at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, CA 90071, or at such other place and time as shall be agreed upon by Buyer and the Company. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

        1.3.        Effective Time. At the Closing, Buyer and the Company shall cause the Merger to be consummated by duly filing [on a one-hour expedited basis] a properly executed Certificate of Merger in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. Immediately upon receipt from the Secretary of State of the State of Delaware of the Certified Copy of the filed Certificate of Merger, Buyer shall cause such Certified Copy to be filed with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL (the time of which filing with the Secretary of State of the State of California shall be the “Effective Time”).

        1.4.        Effects of the Merger. The Merger shall have the effects set forth in Title 8, Section 252 of the DGCL and Section 1152 of the CGCL. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer shall become the debts, liabilities and duties of the Surviving Corporation.

        1.5.        Certificate of Incorporation and Bylaws. As of the Effective Time, the Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation. As of the Effective Time, the Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and such Bylaws.

        1.6.        Directors and Officers. The directors of Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Buyer immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE 2

EFFECT OF THE MERGER ON CAPITAL STOCK

        2.1.        Effect on Capital Stock of Buyer. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company or Buyer, each share of common stock of Buyer that is issued and outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into one fully paid and non-assessable share of common stock of the Surviving Corporation.

        2.2.        Effect on Capital Stock of Company.

                (a)        As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company or Buyer, but subject to Sections 2.3 and 2.5, each share of common stock of the Company, whether voting or non-voting (“Common Stock”), that is issued and outstanding immediately prior to the Effective Time (a “Share”) shall be converted, as of the Effective Time, into the right to receive an amount equal to (x) the Total Merger Consideration divided by (y) the number of Shares. All amounts paid upon the surrender of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

                (b)        The “Total Merger Consideration” means the Closing Merger Consideration, as adjusted pursuant to Article 3. The “Closing Merger Consideration” means Eighty-Five Million Dollars ($85,000,000): (i) less the amount necessary to satisfy any Funded Indebtedness outstanding at Closing (other than those obligations set forth on Schedule 3.1(c)(2)), (ii) less the amounts of outstanding obligations of the Company for termination, severance, change of control and like amounts under the Agreements described in Section 8.18 (the “Identified Company Obligations”), (iii) less the amount necessary to satisfy outstanding final bills rendered by the legal, accounting and investment banking advisors to the Company for fees and expenses incurred in such advisors’ representation of the Company in connection with the transactions contemplated hereby, such final bills to be delivered to the Company no later than one Business Day prior to Closing (such fees and expenses, “Transaction Fees”), (iv) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, or (v) minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital. The Target Working Capital and Estimated Closing Working Capital shall be determined as provided in Section 3.1. The Closing Merger Consideration shall be subject to adjustment as described in Article 3 below.

        2.3.        Escrow; Payment of Closing Merger Consideration.

                (a)        Promptly following the Effective Time, Buyer shall deposit into an escrow with an escrow agent to be agreed upon by the parties cash in an amount equal to five percent (5%) of the Closing Merger Consideration (the “Escrow Amount”). The Escrow Amount shall be held and released by the escrow agent in accordance with an escrow agreement in the form of Exhibit B to be executed at the Closing by Buyer, the Shareholders’ Committee and the escrow agent.

                (b)        Subject to the limitations set forth in Article 10, the Escrow Amount shall be available to satisfy (i) the indemnification obligations of the Shareholder Parties set forth in Article 10; and (ii) any payment due Buyer pursuant to Section 3.4(a) below.

                (c)        Promptly following the receipt by Buyer at or after the Effective Time of a certificate representing Shares, Buyer shall deliver to such Shareholder by wire transfer of immediately available funds to an escrow account (the “Shareholders’ Account”)

designated by the Shareholders’ Committee on behalf of all Shareholders, an amount equal to such Shareholder’s Pro-Rata Portion of the Closing Merger Consideration, minus (i) such Shareholder’s Pro-Rata Portion of the Escrow Amount and (ii) such Shareholder’s Pro-Rata Portion of the Non Compete Amount.

                (d)        Buyer shall cause the Company to, (i) pay the respective amounts withheld pursuant to Section 2.2(b)(i) to the holders of the Funded Indebtedness (other than holders of those obligations set forth on Schedule 3.1(c)(2)) in cash on behalf of the Company at Closing, and (ii) pay the Identified Company Obligations and Transaction Fees withheld pursuant to Sections 2.2(b)(ii) and 2.2(b)(iii) to the appropriate employees and service providers.

                2.4.        Stock Books. Immediately prior to the Closing Date, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Closing Date, the Shareholders shall cease to have any rights with respect to the Shares except as otherwise provided for herein.

                2.5.        Dissenting Shares. Notwithstanding any other provision of this Article 2, Shares held by a Shareholder who has not voted in favor of the Merger, or consented to the Merger in writing, and who has dissented in accordance with Chapter 13 of the CGCL, shall not be converted into a right to receive consideration hereunder, unless and until such Shareholder fails to perfect or withdraws or otherwise loses such Shareholder’s dissenters’ rights. If after the Effective Time such Shareholder fails to perfect or withdraws or loses such Shareholder’s dissenters’ rights, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the consideration in accordance with the terms of this Agreement. The Company shall provide Buyer with prompt notice of any written demands for appraisal of Shares and any other related instruments received by the Company. Except with the prior written consent of Buyer, the Company shall not voluntarily make any payments with respect to any demand for appraisal, settle or offer to settle such demands. Any payment in respect of Shares pursuant to the CGCL shall be made out of the Total Merger Consideration.

                2.6.        Lost Certificates. If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, and an agreement by such Shareholder to indemnify against any claim that shall be made against the Surviving Corporation or Buyer with respect to such certificate, Buyer will deliver in exchange for such lost, stolen or destroyed certificate the consideration to be paid in respect of the Shares represented by such certificate as contemplated by this Agreement.

ARTICLE 3

WORKING CAPITAL ADJUSTMENT

        3.1.        Estimated Target Working and Estimated Closing Working Capital.

                (a)        Not later than two business days prior to the scheduled Closing Date, Buyer, with the assistance from Shareholders’ Committee, shall estimate the Target

Working Capital (the “Estimated Target Working Capital”) and shall deliver to Shareholder Parties such Estimated Target Working Capital.

                (b)        Not later than two business days prior to the scheduled Closing Date, Buyer and Shareholders’ Committee shall jointly estimate the Closing Working Capital (the “Estimated Closing Working Capital”) and execute and deliver to the other an acknowledgment with respect to such Estimated Closing Working Capital.

                (c)        At least three business days prior to the Closing Date, Shareholders will (i) cause the Company to provide Buyer with customary pay-off letters from all holders of Funded Indebtedness (other than those obligations set forth on Schedule 3.1(c)(2)), which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements and other appropriate recordable form lien releases, any original promissory notes or other evidences of indebtedness marked canceled, and other documents reasonably requested by Buyer. Shareholders represent and warrant to Buyer that all contracts evidencing the Company’s Funded Indebtedness are set forth on Schedule 3.1(c) hereto.

                (d)        Estimated Target Working Capital and Estimated Closing Working Capital will be prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Most Recent Financial Statements (i.e., in accordance with GAAP as applied on a consistent basis with past practices of the Company, but do not reflect the effect, if any, of normal year-end adjustments and accruals consistent with prior periods), to the extent applicable, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Merger or the other transactions contemplated hereby.

        3.2.        Closing Working Capital Calculation. As soon as practical (and in no event later than ninety (90) days after the Closing Date), Buyer shall cause to be prepared and delivered to Shareholders a calculation of the Closing Working Capital, including such schedules and data with respect to the determination of Funded Indebtedness and Working Capital as may be appropriate to support such calculation. Shareholders and their accountants shall be entitled to review Buyer’s calculations of the Closing Working Capital, and any working papers, trial balances and similar materials relating to Buyer’s preparation of the Company’s and/or Buyer’s consolidated and consolidating balance sheets as of the Closing Date. Upon Shareholders’ reasonable request, Buyer shall also provide Shareholders and their accountants with reasonable access, during Buyer’s normal business hours, to the Company personnel, properties, books and records to the extent related to the determination of the Closing Working Capital. The closing balance sheet will be prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Most Recent Financial Statements (i.e., in accordance with GAAP as applied on a consistent basis with past practices of the Company, but do not reflect the effect, if any, of normal year-end adjustments and accruals consistent with prior periods), to the extent applicable, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Merger or the other transactions contemplated hereby.

        3.3.        Disagreement and Resolution. The following clauses (a) and (b) set forth the procedures for resolving disputes among the parties with respect to the determination of the Closing Working Capital.

                (a)        Within thirty (30) days after delivery to Shareholder Parties of Buyer’s calculation of the Closing Working Capital pursuant to Section 3.2, the Shareholders’ Committee may deliver to Buyer a written report (the “Shareholders’ Report”) advising Buyer either that Shareholders (A) agree with Buyer’s calculations of the Closing Working Capital, or (B) deem that one or more adjustments are required. If Buyer shall concur with the adjustments proposed by the Shareholders’ Committee, or if Buyer shall not object thereto in a writing delivered to the Shareholders’ Committee within thirty (30) days after Buyer’s receipt of the Shareholder Parties’ Report, the calculations of the Closing Working Capital set forth in such Shareholder Parties’ Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Shareholders’ Committee does not submit a Shareholder Parties’ Report within the thirty (30) day period provided herein, then the Closing Working Capital as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                (b)        In the event that the Shareholders’ Committee submits a Shareholders’ Report and Buyer and the Shareholders’ Committee are unable to resolve the disagreements set forth in such report within thirty (30) days after the date of the Shareholders’ Report, then such disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator shall be a Neutral Accounting Firm selected by mutual agreement of Buyer and the Shareholders’ Committee; provided that (i) if the parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator within ten (10) days of written demand therefor by the other party, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, the Neutral Accounting Firm selected by the other party shall act as the Accounting Arbitrator. The Accounting Arbitrator will only consider those items and amounts as to which Buyer and the Shareholder Parties have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and the Shareholders’ Committee, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Accounting Arbitrator shall select the position of either Buyer or the Shareholder Parties as a resolution for each item of disagreement and may not impose an alternative resolution. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties, with no discovery permitted and not pursuant to any independent review, all with a view to minimizing the costs which are to be incurred to resolve such disagreements. Buyer and Shareholder Parties shall act reasonably in attempting to resolve any disagreements which may arise between them regarding the determination of the Closing Working Capital, the referral of disagreements to the Accounting Arbitrator, and the scope of the engagement of the Accounting Arbitrator. The determination of the Accounting Arbitrator shall be final and binding absent fraud. Buyer, on the one hand, and the Shareholder Parties, on the other, will share equally the fees and expenses of the Accounting Arbitrator.

        3.4.        Adjustment to Merger Consideration.

                (a)        If the Closing Working Capital as finally determined in accordance with this Article 3 is less than the Estimated Working Capital, Buyer shall be entitled to collect from the Escrow Account an amount equal to such difference.

                (b)        If the Closing Working Capital as finally determined in accordance with this Article 3 is more than the Estimated Working Capital, Buyer shall pay to each Shareholder (subject to Section 2.5) an amount equal to such Shareholder’s Pro Rata Portion of such excess.

                (c)        Any payments made pursuant to this Section 3.4, shall be made by wire transfer of immediately available funds to the account or accounts designated by the Shareholders or Buyer, as the case may be, within ten (10) days after the date in which the Closing Working Capital is final and binding on all parties.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER PARTIES

        As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder Parties represent and warrant to Buyer as set forth below.

        4.1.        Organization and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company is in good standing as a foreign corporation in the jurisdictions set forth on Schedule 4.1 attached hereto and is not required to be so licensed, qualified or authorized to conduct its business or own its property in any other jurisdiction, other than jurisdictions in which the failure to be so licensed, qualified or authorized would not have a Material Adverse Effect. The Company has the corporate power and corporate authority to own or lease the assets it purports to own or lease and to carry on its business in the manner currently conducted.

        4.2.        Authority and Enforceability. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement. Each Shareholder Party has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and the Shareholder Parties and does not require any further authorization or consent. Assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding agreement of the Company and the Shareholder Parties, enforceable against them in accordance with their terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

        4.3.        Subsidiaries. The Company does not have any subsidiaries other than those disclosed in Schedule 4.3 (the entities listed or required to be listed in Schedule 4.3 shall be hereinafter referred to as the “Subsidiaries”) nor owns any securities issued by any other individual, corporation, partnership, joint venture, trust, association, estate, joint stock company or organization, except temporary investments in the ordinary course of business or as otherwise listed in Schedule 4.3.

        4.4.        Government Approvals, Notice and Filings. Except as set forth in Schedule 4.4, no consent or approval of, giving of notice to, registration with, or taking of any action in respect of or by any federal, state, municipal or local governmental authority or agency, foreign or domestic, is required with respect to the execution, delivery or performance by the Shareholder Parties or the Company of this Agreement.

        4.5.        Conflicts. The execution and delivery by the Shareholder Parties and the Company of this Agreement and the performance by each of their respective obligations hereunder, does not and will not:

                (a)        Violate any provision of the Articles of Incorporation or Bylaws of the Company;

                (b)        (i) Violate any provision of applicable Law, or (ii) except as set forth on Schedule 4.5(b), require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority, except in each case under this clause, any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect or individually or in the aggregate result in the payment of more than One Hundred Thousand Dollars ($100,000) by the Company;

                (c)        Except as set forth on Schedule 4.5(c), (i) require a consent, approval or waiver from, or notice to, any party to a Business Agreement, or (ii) result in any right of termination under or a breach of, or cause a default under any provision of a Business Agreement, except in each case under this clause, any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect or individually or in the aggregate result in the payment of more than One Hundred Thousand Dollars ($100,000) by the Company.

        4.6.        Capitalization. The total authorized capital stock of the Company consists of 1,000,000 shares of Class A Common Stock, of which 202,000 shares are issued and outstanding, and 9,000,000 shares of Class B Common Stock, of which 2,148,559 are issued and outstanding. The Shares are validly issued, fully paid and nonassessable. Other than shareholders agreements that will be terminated at or before Closing, there are no (and as of the Closing there will be no) outstanding (i) securities convertible into or exchangeable for any capital stock of the Company; (ii) options, warrants, conversion privileges or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights. The Shares are held of record as set forth on Schedule 4.6.

        4.7.        Financial Statements. Except as otherwise set forth on Schedule 4.7,

                (a)        The Company has delivered to Buyer: (i) true and complete copies of the Company’s unaudited balance sheets, income statement and statement of cash flows dated July 31, 2005 (the “Most Recent Financial Statements”), and (ii) true and complete copies of the Company’s audited balance sheets dated December 31, 2004, December 31, 2003 and December 31, 2002, including the notes thereto, and the related statements of income and retained earnings and cash flow for each of the fiscal years then ended (collectively, the “Year-End Financial Statements” and, together with the Most Recent Financial Statements, the “Financial Statements”). The Year-End Financial Statements present fairly, in all material respects, the Company as at and for the respective periods then ended, are consistent with the Company’s books and records and have been prepared in accordance with GAAP as applied on a consistent basis with the past practices of the Company. The Most Recent Financial Statements present fairly, in all material respects, the Company as at and for the period then ended, are consistent with the Company’s books and records and have been prepared in accordance with GAAP as applied on a consistent basis with the past practices of the Company, but do not reflect the effect, if any, on such statements of normal year-end adjustments and accruals consistent with prior periods.

                (b)        All material financial transactions of the Company have been recorded in the financial books and records of the Company in accordance with GAAP as applied on a consistent basis with the past practices of the Company (but, in the case of the Most Recent Financial Statements, do not reflect

                (c)        the effect, if any, on such statements of normal year-end adjustments and accruals consistent with prior periods), as applicable, and such financial books and records reflect, with no material discrepancies, the results of operations of the Company shown in the Financial Statements for the relevant periods.

                (d)        No information, records or systems pertaining to the operation or administration of the Company’s business are in the possession of, recorded, stored, maintained by or otherwise dependent on any other person (without a duplicate being in the possession of the Company).

        4.8.        No Undisclosed Liabilities. Except as set forth on Schedule 4.8, to the Knowledge of the Shareholder Parties, the Company does not have any liabilities (contingent or otherwise) of a nature required by GAAP (as applied on a consistent basis with the past practices of the Company and subject, in the case of the Most Recent Financial Statements, to the effect, if any, on such statements of normal year-end adjustments and accruals consistent with prior periods), to be reflected on or disclosed in the footnotes to a balance sheet of the Company except for:

                (a)        liabilities disclosed, reflected or reserved against on the Most Recent Financial Statements,

                (b)        liabilities incurred since the date of the Most Recent Financial Statements in the ordinary course of business,

                (c)        the matters disclosed in or arising out of matters set forth on the Schedules to this Agreement,

                (d)        liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby, and

                (e)        non-material liabilities that would not individually or in the aggregate result in the payment of more than One Hundred Thousand Dollars ($100,000) by the Company.

        4.9.        Operations Since December 31, 2004.

                (a)        Except as set forth on Schedule 4.9(a), since December 31, 2004, the Company has conducted its business, in all material respects, in substantially the same manner as has been conducted by the Company during the period covered by the Financial Statements and in the ordinary course.

                (b)        Except as set forth on Schedule 4.9(a) or Schedule 4.9(b), since December 31, 2004, the Company has not:

                         (i)        Sold, leased (as lessor or lessee), transferred, or otherwise disposed of any assets except in the ordinary course of business or in connection with the establishment of New Store Locations;

                         (ii)        Undertaken or committed to undertake capital expenditures in excess of Two Hundred Thousand Dollars ($200,000), except in the ordinary course of business or in connection with the establishment of New Store Locations;

                         (iii)        Instituted any material increases in any compensation of any employee other than salary increases pursuant to employment agreements, or instituted any material increase in any existing, or entered into, terminated or adopted any new, Benefit Plans;

                         (iv)        Suffered any material damage, destruction or casualty loss with respect to any property (whether or not covered by insurance);

                         (v)        Suffered any change in the financial condition, properties, assets, liabilities, business or operations of the Company, whether or not arising in the ordinary course of business, which change by itself or in conjunction with any or all other such changes resulted or could reasonably be expected to result, individually or collectively with other changes, events or occurrences, in a Material Adverse Effect;

                         (vi)        Mortgaged, pledged or subjected to lien, charge or any other encumbrance any of the Company’s assets, tangible or intangible, except for liens arising by operation of law in respect of obligations not yet due and payable;

                         (vii)        Changed or amended the Articles of Incorporation or Bylaws or other charter documents of the Company; or

                         (viii)        Authorized, approved, agreed or committed to do any of the foregoing.

        4.10.        Taxes and Tax Returns. Except as set forth in Schedule 4.10:

                (a)        The Company has filed all material Tax Returns required to be filed by it in all countries, states, provinces, cities and towns and other jurisdictions.

                (b)        The Company has paid all Taxes which have become due pursuant to the filing of Tax Returns or to any assessment which has been received by it.

                (c)        Complete and correct copies of Tax Returns and other documents filed in respect of the three (3) fiscal years of the Company ending prior to the date hereof have been made available to Buyer.

                (d)        No material action, suit, claim, proceeding, audit or other form of tax investigation or inquiry by any governmental agency is in process, pending or, to the Knowledge of Shareholder Parties, threatened with respect to the Tax Returns for Shareholder Parties or the Company.

                (e)        The Company has not waived any statute of limitations in respect of any Taxes due from or assessable against the Company or agreed to any extension of time with respect to any filing, payment, assessment, deficiency or collection of Taxes from or against the Company.

                (f)        The Company has withheld from each amount paid or credited to any person the amount of Taxes required to be withheld therefrom and has remitted such Taxes to the proper tax or other receiving authorities within the time required under applicable legislation.

                (g)        The Company has not made any payments, is obligated to make any payments or is a party to any agreement, plan or arrangement that separately or in the aggregate under any circumstances could reasonably be expected to obligate it to make any payments that will constitute excess parachute payments under Section 280G of the Code.

                (h)        The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its Federal Income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Federal Income Tax within the meaning of Section 6662 of the Code. The Company has not taken a position that would result in a penalty under Section 6662 of the Code.

                (i)        The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated

Federal Income Tax Return with any other entity, and (ii) has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                (j)        The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code, intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision of state, local or foreign tax law.

                (k)        Except as set forth on Schedule 4.10, the Company is not a party to any joint venture, partnership or other arrangement or contract that could reasonably be expected to be treated as a partnership for Federal income tax purposes.

                (l)        The Company has not been a party to any transaction governed by Section 355 of the Code.

                (m)        The Company has not engaged in a listed transaction described in Treasury Regulation Section 1.6011-4.

        4.11.        Permits. To the Knowledge of the Shareholder Parties, the Company holds all Permits that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted.

        4.12.        Property.

                (a)        The Company does not own any real property.

                (b)        Schedule 4.12(b) contains a list of the following:

                         (i)        All leases and subleases (the “Leases”) of real property and interests in real property and the buildings, structures and improvements thereon pursuant to which the Company is the lessee (the “Facilities”), which constitute all of the leases currently used in and material to the continuation of the Company’s business;

                         (ii)        All contracts or options (and all amendments, extensions and modifications thereto) held by the Company or contractual obligations (and all amendments, extensions and modifications thereto) on the part of the Company to purchase or acquire any interest in real property; and

                         (iii)        All contracts or options (and all amendments, extensions and modifications thereto) granted by the Company or contractual obligations (and all amendments, extensions and modifications thereto) on the part of the Company to sell or dispose of any interest in real property.

                (c)        The Company has the right under valid and existing leases or other agreements to occupy and use the Facilities and has not sublet, assigned, licensed or otherwise conveyed or hypothecated any rights in the Facilities to any other person. The Facilities have received all required approvals of Governmental Authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof. The improvements constructed on the Facilities, including, without limitation, all leasehold improvements, owned or leased by the Company at the Facilities, are (x) in good operating condition and repair, subject to ordinary wear and tear, (y) sufficient for the operation of the Company’s business as presently conducted and (z) in conformity with applicable Law.

                (d)        The Facilities are free and clear of all encumbrances except for Permitted Encumbrances.

                (e)        All of the material personal property leased by the Company, which include annual payments in excess of $10,000 dollars, is listed in Schedule 4.12(e). Except for such property, the Facilities, or as set forth in Schedule 4.12(e), no other person owns material assets which are being used in the Company’s business.

                (f)        Except as set forth in Schedule 4.12(f) all of the material tangible assets of the Company are located on the Facilities.

                (g)        Set forth on Schedule 4.12(g) is a list of all of the machinery, equipment, tools, furniture, furnishings and materials used in the Company’s business, which, except as set forth on Schedule 4.12(g), are in all material respects in good working order, fully operational, free of defect, except for normal wear and tear and have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used.

                (h)        All rental and other payments and other obligations required to be paid and performed pursuant to the Leases through the date hereof have been duly paid and performed, the Company is not in default of any of its obligations under the Leases, and to the Knowledge of the Shareholder Parties, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases. The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the transaction contemplated hereunder, provided that any requirement in the Leases to obtain the consent of the other parties thereto in respect of the transaction contemplated hereunder (all of which requirements are described in Schedule 4.12(h)) has been complied with.

                (i)        The Company has not received any written notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to the Facilities, including, without limitation, the Americans With Disabilities Act and Environmental Laws.

        4.13.        Intellectual Property.

                (a)        Schedule 4.13(a) contains a list of all Patents, Marks and Copyrights owned by the Company as of the date of this Agreement (the “Company Intellectual Property”). Except as set forth on Schedule 4.13(a), the Company owns the entire right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. Except as set forth on Schedule 4.13(a), during the previous two (2) years, no material Action has been taken or threatened, (A) alleging that the conduct of the Company or any Company Intellectual Property infringes on or misappropriates the intellectual property of another Person; (B) challenging the ownership or validity of the Company Intellectual Property; or (C) seeking reissue, re-examination, cancellation, invalidation or any other action or proceeding that challenges the Company Intellectual Property validity or enforceability. Except as set forth on Schedule 4.13(a), no Action is pending or threatened with respect to any Company Intellectual Property. To the Knowledge of the Shareholder Parties, there is no valid basis for any other Action described in this Section 4.13.

                (b)        Except as set forth on Schedule 4.13(b), the Company has not received any written notice within the past three (3) years from a third party claiming that the continuing conduct of the Company’s business as presently conducted will result in the improper use of any trade secret, patent, tradename, trademark, service mark or copyright owned by any third person.

                (c)        No material royalty or other fee is required to be paid by the Company to any other person in respect of the use of any of the Company Intellectual Property except as specified in Schedule 4.13(c). Except as indicated in Schedule 4.13(c), the Company has the exclusive ownership and right to use all of the Company Intellectual Property and has not granted any material license or other rights to any other person in respect of the Company Intellectual Property. Complete and correct copies of all agreements whereby any rights in any of the Company Intellectual Property has been granted or licensed to or from any other person have been made available to the Buyer.

                (d)        Except as disclosed on Schedule 4.13(d), there are no material restrictions on the ability of the Company to use and exploit all rights in the Company Intellectual Property. The rights of the Company in the Company Intellectual Property will not be impaired or affected in any material respect by the transactions contemplated by this Agreement.

        4.14.        Compliance with Laws. The Company and its business assets are in material compliance with all applicable Law, except for such instances where the failure to comply would not individually or in the aggregate result in the payment of more than One Hundred Thousand Dollars ($100,000) by the Company with respect thereto. The Company has not received any written notice or other written communication with respect to an actual or potential violation and/or failure to so comply with any Law.

        4.15.        Contracts. Schedule 4.15 sets forth a list of each of the following as of the date of this Agreement:

                (a)        Any Contract (including purchase orders) involving the obligation of the Company to purchase products or services pursuant to which the aggregate of payments to become due from the Company is equal to or exceeds Fifty Thousand Dollars ($50,000) and which is not terminable on sixty (60) days’ or less notice and true and correct copies thereof have been provided to Buyer;

                (b)        Any Contract (including purchase orders) involving the obligation of the Company to sell products or services pursuant to which the aggregate of payments to become due to the Company is equal to or exceeds Fifty Thousand Dollars ($50,000), and which is not terminable on sixty (60) days’ or less notice and true and correct copies thereof have been provided to Buyer;

                (c)        Any distributor, dealer, sales, advertising, agency, consultant, lobbying, manufacturer’s representative, franchise or similar Contract requiring any payment by the Company in excess of Twenty-Five Thousand Dollars ($25,000) per year and true and correct copies thereof have been provided to Buyer;

                (d)        Any commitment of the Company to make a capital expenditure or to purchase a capital asset (other than in connection with the establishment of a New Store Location) and true and correct copies thereof have been provided to Buyer;

                (e)        Any Contract that prohibits the Company from engaging in competition; and

                (f)        Any lease or similar agreement under which (i) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of Ten Thousand Dollars ($10,000) or (ii) the Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of Five Thousand Dollars ($5,000).

        4.16.        Status of Contracts. Except as set forth on Schedule 4.16:

                (a)        Each of the Contracts referenced on Schedules 4.12, 4.13, 4.15, 4.17, 4.23 and 4.25 (collectively, the “Business Agreements”) is a valid and binding obligation of the Company and, to the Knowledge of Shareholder Parties, in each case enforceable in accordance with its respective terms and conditions. The Company has either delivered to Buyer or has given Buyer access to copies of the Business Agreements. Each Business Agreement is in full force and effect in all material respects. Except as otherwise disclosed on Schedule 4.17, the Company is not in, or, to the Knowledge of Shareholder Parties, alleged to be in, material breach or default of any provision under any of the Business Agreements and nothing has occurred which with the lapse of time or the giving of notice or both would constitute an uncured material breach or default by the Company or to the Knowledge of Shareholder Parties, by any other party thereto with respect to any such Business Agreement.

                (b)        Except for the Contracts disclosed in Schedule 4.15, the Company is not a party to or bound by:

                         (i)        any Contract that purports to limit its freedom to compete freely in any aspect of the Company’s business or in any geographic area;

                         (ii)        any material Contract with any of the top ten (10) customers or suppliers of the Company’s business taken as a whole (measured by calendar 2004 dollar volume of purchases or sales) with respect to product purchases, pricing, advertising, warranties and/or returns that is not cancelable on ninety (90) days’ or less notice; or

                         (iii)        any material license, agency, distributor or other Contract under which the right to manufacture, use or market any product, service, technology, information, data, computer hardware or software or other property has been granted, licensed or otherwise provided it or by it to any other person, or under which it has been appointed or any person has been appointed by it as an agent, distributor, licensee or franchisee or any of the foregoing.

        4.17.        Employee Benefits.

                (a)        Schedule 4.17(a) lists all material employee benefit plans, policies and practices relating to employees or employee benefits with respect to which the Company has, or may incur, any obligations, including, without limitation, all plans, agreements, arrangements or policies relating to sick pay or leave, vacation pay or severance pay, deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, disability benefits, insurance benefits and all other employee benefits or fringe benefits, including any: (i) employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “ERISA Welfare Plans”); and (ii) employee pension benefit plans within the meaning of Section 3(2) of ERISA (the “ERISA Pension Plans”) (individually, referred to as a “Plan” and, collectively, referred to as the “Plans”).

                (b)        True, correct and complete copies of each such Plan (or where such Plans are oral commitments, written summaries of the terms thereof), the most recent actuarial reports and trustee’s reports relating thereto (if applicable), the most recent annual reports on Form 5500 filed with the Internal Revenue Service for any ERISA Welfare Plan or ERISA Pension Plan (if applicable) or any filing required to be made with any other governmental authorities with respect to the Plans, the most recent summary plan description for each Plan for which a summary plan description is required by Law, and each trust agreement relating to any Plan, have been made available to Buyer.

                (c)        Except as expressly set forth in Schedule 4.17(c), each Plan has been administered, maintained and operated in all material respects in accordance with its terms and applicable law, and each related trust that is intended to be exempt from tax under Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a determination from the Internal Revenue Service as to its tax-exempt status. Except as expressly set forth in Schedule 4.17(c), no material liability under ERISA or any other applicable legislation of the United States has been incurred or could reasonably be expected to be incurred with respect to any Plan.

                (d)        Except as expressly set forth in Schedule 4.17(d), all reports and disclosures relating to such Plans required to be filed or distributed as of the Closing Date have been filed or distributed in material compliance with applicable law.

                (e)        Except as expressly set forth in Schedule 4.17(e), full payment has been made of all amounts which the Company was required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the date hereof, and no material accumulated funding deficiencies (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exist with respect to any ERISA Pension Plan.

                (f)        Other than for claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or, to the Knowledge of Shareholder Parties, threatened, nor, to the Knowledge of Shareholder Parties, does there exist any basis therefor, which would result in any material liability with respect to any Plan of the Company.

                (g)        Except as expressly set forth in Schedule 4.17(g), the Company does not maintain any ERISA Pension Plan that is subject to Title IV of ERISA.

                (h)        Except as expressly set forth in Schedule 4.17(h), the Company is not a participant in any nor has any liability with respect to a multiemployer Plan within the meaning of Section 3(37) of ERISA.

                (i)        Except as expressly set forth in Schedule 4.17(i), the Company does not maintain any Plans which provide post-retirement benefits to employees, except for continuation coverage benefits required by Part 6 of Subtitle B of Title I of ERISA.

                (j)        Except as expressly set forth in Schedule 4.17(j), the Company has complied in all material respects with the health care coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent applicable.

                (k)        Except as expressly set forth in Schedule 4.17(k), the transactions contemplated by this Agreement do not accelerate the time of payment or vesting or increase the amount of benefits due by the Company under any Plan or law applicable thereto which will not be reflected in the Company’s Working Capital as of the Closing Date.

                (l)        To the extent required, any pension plans included in the Plans which are not ERISA Pension Plans are in all material respects in compliance with all applicable federal, state and local legislation, and all reports, returns and filings required to be made thereunder have been made. Each pension plan which is not an ERISA Pension Plan and is required to be registered has been funded in all material respects in accordance with the requirements of such plan and based on appropriate actuarial assumptions. Based on such assumptions, there is no material unfunded liability under such pension plan except as set forth in Schedule 4.17(l). No changes have occurred since the date of the most recent actuarial report provided to Buyer in respect of such pension plans which makes such report misleading in any material respect and, since the date of such report, the Company has not made or granted or committed to make or grant any material benefit improvements to which members of the pension plans are or could reasonably be expected to become entitled which are not reflected in such actuarial report. No funds have been withdrawn by the Company from any such pension plan or other Plans.

                (m)        Except as expressly set forth in Schedule 4.17(m), there are no pending claims by any employee covered under the Plans or by any other person which allege a breach of fiduciary duties or material violation of governing law or which could reasonably be expected to result in material liability to the Company and, to the Knowledge of Shareholder Parties, there is no basis for such a claim. Except as expressly set forth in Schedule 4.17(m), there are no employees or former employees of the Company who are receiving from the Company any pension or retirement payments, or who are entitled to receive any such payments, not covered by a pension plan to which the Company is a party.

                (n)        No insurance policy or other agreement affecting any Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder except as otherwise required by Law or the terms of the Plan. The level of insurance reserves under each insured Plan is reasonable and sufficient to provide for all incurred but unreported claims.

        4.18.        Labor Relations. Except as set forth on Schedule 4.18, there are no unfair labor practices, complaints, claims, formal grievances, certification applications, investigations or proceedings (including, but not limited to, employment discrimination investigations or proceedings) relating to labor or employment of the Company pending or, to the Knowledge of Shareholder Parties, threatened, that would reasonably be expected to have a Material Adverse Effect or individually or collectively result in the payment of more than One Hundred Thousand Dollars ($100,000) by the Company with respect thereto. There are no proceedings pending or, to the Knowledge of Shareholder Parties, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission, the United State Departments of Labor, Civil Rights, and/or Justice, or any other authority, agency, department, unit, entity or other organization in any jurisdiction with respect to the Company and labor relations that would reasonably be expected to have a Material Adverse Effect or individually or collectively result in the payment of more than One Hundred Thousand Dollars ($100,000) by the Company with respect thereto. There is no labor strike or similar dispute pending or to the Knowledge of Shareholder Parties, threatened against or involving the Company. Except as set forth in Schedule 4.18, there is no pending or, to the Knowledge of the Shareholder Parties, threatened representation question involving an attempt to organize a bargaining unit, including any employees of the Company. Except as set forth in Schedule 4.18, the Company is not a party to or bound by any collective bargaining agreement. Except as set forth in Schedule 4.18, no collective bargaining agreement is currently being negotiated by the Company with respect to the employees of the Company.

        4.19.        Environmental Compliance. Except as set forth on Schedule 4.19:

                (a)        To the Knowledge of the Shareholder Parties, the Company is in compliance with current applicable Environmental Laws and there is no environmental condition at, on, or under any of the Facilities.

                (b)        To the Knowledge of the Shareholder Parties, the Company possesses all Permits required under Environmental Laws to conduct its business as currently conducted. The operation of the Company’s business and its use of the Facilities and assets are and have at all times been in all material respects in compliance with Environmental Laws and any violation, breach, default or noncompliance would not individually or in the aggregate result in payment of more than One Hundred Thousand Dollars ($100,000) by the Company.

                (c)        To the Knowledge of the Shareholder Parties, the Company has not generated, stored, disposed of or released any Hazardous Substance at any of the Facilities that is in material violation of or is reasonably likely to lead to any material liability arising under any Environmental Law. To the Knowledge of the Shareholder Parties, there has been no generation, storage, disposal, or transportation of any Hazardous Material on, over or around the Facilities by any other person or entity except in all material respects in compliance with all applicable Environmental Laws.

                (d)        The Company has not received any written notice of violation, nor is any Action pending or, to the Knowledge of the Shareholder Parties, threatened, asserting actual or potential liability under any Environmental Law in respect to the Facilities or the business or assets of the Company.

                (e)        To the Knowledge of the Shareholder Parties, no Encumbrance has been attached or filed against any of the Facilities, the business or the assets of the Company in favor of any governmental or private entity for: (A) any liability or imposition of costs under or arising out of the violation of any applicable Environmental Law; (B) any Release of Hazardous Materials; or (C) related to any Environmental Condition.

                (f)        To the Knowledge of the Shareholder Parties, there are no conditions or circumstances that could reasonably be expected to now or in the future materially interfere with or prevent material compliance with applicable Environmental Laws at any Facilities or in relation to any of the properties or assets of the Company.

                (g)        Except as described on Schedule 4.19(g), in the last three (3) years, the Company has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-site location.

                (h)        All material environmental studies, investigations, reports, material correspondence relating to compliance with and/or claimed violations of Environmental Laws and audits conducted in possession or control of the Company or the Shareholder Parties, in the last three (3) years have been made available to Buyer.

        4.20.        Permits and Licenses. Except as set forth in Schedule 4.20, the Company has all material consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications for the conduct of its business as presently conducted required by any governmental authority, foreign or domestic, federal, state, municipal, or local, the failure of which to obtain or maintain would individually or in the aggregate result in a Material Adverse Effect or the payment of more than One Hundred Thousand Dollars ($100,000) by the Company with respect thereto. None of such material consents, authorizations, licenses, permits, etc. shall be materially affected by the transactions contemplated hereby.

        4.21.        Conduct of Business. The Company owns, or has the right to use, all properties and property rights necessary to conduct its business in all material respects in substantially the same manner as has been conducted by the Company during the period covered by the Financial Statements and as of the date hereof.

        4.22.        Related Party Transactions. Except as set forth in Schedule 4.22, none of Shareholder Parties, the Company, nor any of their respective Affiliates, officers, directors or shareholders (collectively, the “Related Parties”) is a party to or bound by any agreement with, indebted to, nor is any amount owing to them by, another Related Party (or any of their current or former principal shareholders, executive officers or directors) or any other person not dealing on an arm’s length basis. Further, no such Persons are engaged in competition with the Company with respect to any line of the products or services of the Company. The Company is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

        4.23.        Employee Agreements. Schedule 4.23 contains a list of (i) all employment agreements to which the Company is a party as of the date of this Agreement, and (ii) all other agreements that entitle any employee to compensation or other consideration as a result of the transactions contemplated under this Agreement.

        4.24.        Litigation. Except as set forth in Schedule 4.24, there is no Action presently pending against the Company or, to the Knowledge of Shareholder Parties, threatened against the Company. Neither the Company nor any of its assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge, nor is it a party or, to the Knowledge of the Shareholder Parties, threatened to be made a party to any such injunction, judgment, order, decree, ruling or charge. Except as set forth in Schedule 4.24, there is no action, suit or proceeding pending that was brought by Shareholder Parties or the Company against any third party. No subpoena, order, writ, decision, judgment, injunction or decree has been received from, or, to the Knowledge of Shareholder Parties, is being requested or issued by any court or governmental agency, foreign or domestic, federal, state, provincial, municipal or local, which pertains to the Company that would reasonably be expected to have a Material Adverse Effect.

        4.25.        Insurance. All policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of the Company are listed and described on Schedule 4.25. All premiums on all such policies have been paid to date and the Company has complied in all material respects with all conditions of such policies. Complete and correct copies of all such policies have been provided to Buyer. The Company provided timely written notice to all pertinent insurance carriers with respect to all actions listed in Schedule 4.24 for which insurance coverage is available, and have provided timely written notice to all pertinent insurance carriers with respect to each material occurrence or event that could reasonably be expected to give rise to an action covered by insurance. No insurance carrier has either disclaimed coverage or reserved its right to disclaim coverage for any action, and except as set forth in Schedule 4.25, none of such coverage will be modified or terminated prior to Closing or negated or adversely affected by reason of the transaction contemplated by this Agreement. During the last three (3) years, there have not been any material actions made or brought against the Company that are not covered by the insurance. Such insurance policies are in full force and effect and the Company is not in default with respect to the payment of any premium or material compliance with any of the provisions contained in any such insurance policy. Except as set forth on Schedule 4.25, all such insurance policies are written on an “occurrence” basis. There are no circumstances under which the Company would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policies which has not been given. The Company has not received notice from any of the insurers regarding cancellation of or denial of coverage under such insurance policies, other than form conditional notices received in the ordinary course of business concerning policy termination dates.

        4.26.        Product Liability and Recalls. There is no Action pending or, to the Knowledge of the Shareholder Parties, threatened against or involving the Shareholder Parties relating to any product alleged to have been designed, manufactured or sold by the Company. Except as set forth on Schedule 4.26, there has been no recall or investigation or, to the Knowledge of the Shareholder Parties, threatened or contemplated recall or investigation, of any product designed, manufactured or sold by the Company.

        4.27.        Suppliers and Customers. No material supplier of the Company has canceled any contract or order for provisions of and, to the Knowledge of the Shareholder Parties, there has been no threat by any material supplier not to provide or to materially decrease, products, supplies, or services to the Company at any time since December 31, 2004. Other than in the course of ordinary business, no material customer of the Company has canceled any contract or order for provisions of and, to the Knowledge of the Shareholder Parties, there has been no threat by any material customer to cancel any order for products, supplies or services from the Company, other than in the course of ordinary business, at any time since December 31, 2004. To the Knowledge of the Shareholder Parties, there is no reason to believe that the pricing or other material terms of the relationship between the Company and any of such material suppliers will change in any material respect in the foreseeable future for any reason other than, to the extent applicable generally to the industry in which the Company competes, business and/or economic conditions.

        4.28.        Accounts Receivable. Except as otherwise reflected as reserves on the Most Recent Financial Statements, (i) all of the accounts receivable owing to the Company constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the ordinary course of business, (ii) no account debtor has refused or threatened to refuse to pay its obligations, and (iii) to the Knowledge of the Shareholder Parties, no account debtor is insolvent or bankrupt.

        4.29.        Bank Accounts. Schedule 4.29 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

        4.30.        Powers of Attorney; Guarantees. Except as set forth on Schedule 4.30, and which shall be terminated at closing, the Company has no obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than for purposes of collection in the ordinary course of business of the Company), co-maker or indemnitor in respect of the obligation of any Person.

        4.31.        No Brokers. Except for Goldsmith, Agio, Helms & Lynner, LLC, the fees of which shall be paid by the Company, neither the Company nor any Shareholder Party has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

        4.32.        Absence of Certain Business Practices. Except as set forth on Schedule 4.32, neither the Company, the Shareholder Parties, nor any executive officer, director or, to the Knowledge of the Shareholder Parties, any other person acting on behalf of or associated with the Company or the Shareholder Parties, acting alone or together, has (a) received, directly or indirectly, any material rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) could reasonably be expected to subject the Shareholder Parties or the Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, could reasonably be expected to have had a Material Adverse Effect, or (iii) if not continued in the future, could reasonably be expected to adversely affect the assets, business, operations, or prospects of the Company.

        4.33.        Corporate Records. Except as set forth in Schedule 4.33, the corporate records and minute books of the Company, all of which have been made available to Buyer, contain materially complete and accurate minutes of all meetings of the directors and shareholders of the Company held since its organization, and original signed copies of all resolutions duly passed or confirmed by the respective directors or shareholders of the Company other than at a meeting. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of the Company are complete and accurate in all material respects.

        4.34.        Shareholders’ Agreements, etc. There are no shareholders’ agreements, pooling agreements, voting trusts or similar agreements with respect to the issuance, ownership or voting of any of the shares of the Company other than those that will be terminated at Closing.

        4.35.        Dividends and Distributions. Except as set forth in Schedule 4.35, since July 31, 2005, the Company has not declared or paid any dividend or made any other distribution on any of their Shares of any class, or redeemed or purchased or otherwise acquired any of their shares of any class, or reduced their authorized capital or issued capital, or agreed to do any of the foregoing.

        4.36.        Employees. Seller represents and warrants that the employees of the Company as of the date hereof consist of those persons listed on Schedule 4.36 hereto (the “Employees”).

        4.37.        Title to Stock. Buyer or its nominees will receive at the closing title to the Stock, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, rights of first refusal or restrictions on transfer.

        4.38.        Company Shareholder Approval. As of the Closing, the Company has submitted this Agreement and the transactions contemplated hereby to the Shareholder Parties for approval and adoption as provided by the applicable law of the State of California. The Company has obtained the approval of holders of at least ninety (90%) of the outstanding equity securities of the Company in favor of the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Shareholder Parties complied in all respects with the applicable laws of the State of California, the Company’s Articles of Incorporation and Bylaws and the 1998 ARCO Shareholders’ Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

        As an inducement to the Company and the Shareholder Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company and the Shareholder Parties as follows:

        5.1.        Organization of Parent and Buyer. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and corporate authority to own or lease its assets and to carry on its businesses as currently conducted. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease its assets and to carry on its businesses as currently conducted.

        5.2.        Authority and Enforceability. Buyer has the requisite corporate power and corporate authority and has taken all action necessary to execute, deliver and perform this Agreement. Parent has the corporate power and authority and has taken all steps necessary to execute, deliver and perform the Parent Guaranty. The execution, delivery and performance of this Agreement by Buyer and the Parent Guaranty by Parent have been duly authorized and approved by their respective boards of directors and do not require any further authorization or consent of their respective stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and the Parent Guaranty has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the Shareholder Parties) constitutes the legal, valid and binding agreements of Buyer and Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

        5.3.        Government Approvals, Notice and Filings. Except as set forth in Schedule 5.3, no consent or approval of, giving of notice to, registration with, or taking of any action in respect of or by any federal, state, municipal or local governmental authority or agency, foreign or domestic, is required with respect to the execution, delivery or performance by Buyer of this Agreement or the execution, delivery or performance by Parent of the Parent Guaranty.

        5.4.        Conflicts. The execution and delivery by Buyer of this Agreement and the execution and delivery of Parent of the Parent Guaranty, and the performance by each of their respective obligations hereunder and thereunder, do not and will not:

                (a)        Violate any provision of the certificate of incorporation or bylaws of Buyer or Parent;

                (b)        Violate any provision of applicable Law, or, except as set forth on Schedule 5.4(b), require a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority, except in each case under this clause, any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect or individually or in the aggregate result in the payment of more than One Hundred Thousand Dollars ($100,000) by Buyer;

                (c)        Except as set forth on Schedule 5.4(c), (i) require a material consent, approval or waiver from, or notice to, any party to a contract, or (ii) result in a material breach, result in any right of termination, cause a default under any provision of any contract, except in each case under this clause, any violation, breach, default or noncompliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect or individually or in the aggregate result in the payment of more than One Hundred Thousand Dollars ($100,000) by Buyer.

        5.5.        No Litigation or Regulatory Action. There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer or its Affiliates which would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby. There is no Action pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement.

        5.6.        Financial Ability. Buyer has, and will have on the Closing Date, and thereafter as needed, sufficient cash on hand from Buyer’s immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions, to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

        5.7.        Solvency. On the Closing Date, after giving effect to all indebtedness being incurred on such date in connection herewith, Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

        5.8.        Independent Analysis.

                (a)        Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of such investigation and the representations and warranties of the Company and the Shareholder Parties set forth herein. Such representations and warranties by the Company and the Shareholder Parties constitute the sole and exclusive representations and warranties of the Company and the Shareholder Parties to Buyer in connection with the transactions contemplated hereby, and Buyer acknowledges and agrees that the Company and the Shareholder Parties are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

                (b)        Without limiting the foregoing, Buyer acknowledges that neither the Company nor any of the Shareholder Parties has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available by the Company or any of the Shareholder Parties to Buyer or any other information which is not included in this Agreement. Buyer further acknowledges and agrees that any cost estimates, forecasts, projections or other predictions or forward-looking information that may have been provided to Buyer were prepared for internal planning purposes only and are not representations or warranties of the Company or any of the Shareholder Parties, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved.

        5.9.        Investment Intention. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Company through operation of the Merger. Buyer confirms that the Company has made available to Buyer the opportunity to ask questions of the officers and management of the Company and to acquire additional information about the business, assets and financial condition of the Company. Buyer will acquire its interest in the Company for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Buyer understands that the transactions contemplated hereby have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon Buyer’s representations in this Agreement. Buyer understands that no part of the interest in the Company which Buyer acquires may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

        5.10.        No Brokers. Neither Buyer nor any Person acting on Buyer’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE 6

ACTIONS PRIOR TO THE CLOSING DATE

        6.1.        Access to Information.

                (a)        The Company shall (i) afford to Buyer reasonable access, during normal business hours, upon reasonable advance notice, to the offices, properties, executive employees and business, tax and accounting records (including computer files, retrieval programs and similar documentation) of the Company to the extent Buyer shall reasonably deem such access necessary or desirable and (ii) furnish to Buyer such additional information concerning the Company as shall be reasonably requested; provided, however, that the Company shall not be required to violate any obligation of confidentiality to which the Company is subject or any attorney-client privilege. In addition, in no event shall Buyer have access, at any time prior to the Closing, to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where Buyer or an Affiliate of Buyer also has submitted or intends to submit a bid for such contract or subcontract.

                (b)        Buyer agrees that its investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company, and in discharging its obligations pursuant to this Section 6.1, Buyer shall not speak to any of the employees, customers, distributors or suppliers of the Company without the prior written consent of an officer of the Company, and any such communications permitted by the Company shall, if requested by the Company, be made in the presence of a designated representative of the Company.

                (c)        As part of its investigation, subject to obtaining the prior consent of any third party landlords to the extent required in the Leases, Buyer shall be permitted to perform an ASTM-compliant Phase I Environmental Site Assessment on the Facilities; provided, however, that Buyer shall submit to the Company for its review and approval a proposed Phase I scope of work at least ten (10) Business Days prior to the date of initiation of the Phase I work. For purposes of this Agreement, Buyer’s ASTM-compliant Phase I Environmental Site Assessment shall not include boring, drilling, hydropunch or any related activities, or the collection, sampling or testing of soil gas, soil vapor, soil, groundwater or other media. In no event shall Buyer be permitted to conduct any additional environmental investigation, including but not limited to a Phase II Environmental Site Assessment. The Company reserves the right to terminate its authorization of Buyer’s Phase I Environmental Site Assessment if it determines that Buyer is exceeding, or may exceed, the authorization granted by the Company. Buyer shall provide to the Company a copy of any report produced by or on behalf of Buyer upon completion of any Phase I Environmental Site Assessment.

                (d)        The Company shall keep Buyer advised as to all material changes in operations of the Company, and shall permit Buyer to contact and make arrangements with key employees of the Company for the purpose of assuring their continued employment by Buyer after the Closing (and the Shareholder Parties agree to cause the Company not to discourage any such key employees from consulting with Buyer).

        6.2.        Notice of Inaccuracy. To the extent Shareholder Parties obtain knowledge that any of the representations or warranties contained in this Agreement would be incorrect in any respect were those representations or warranties made immediately after such knowledge was obtained, Shareholder Parties shall notify Buyer in writing promptly of such fact.

        6.3.        Governmental Approvals.

                (a)        Each of Buyer and the Company undertakes and agrees to file as soon as practicable, and in any event on or before August 31, 2005, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust matters) if such filing is required. Each of Buyer and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, (ii) except as required by Law, not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, (iii) use reasonable commercial efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation Law. Each of Buyer and the Company shall use reasonable commercial efforts to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable. Each of Buyer and the Company shall (A) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing, (B) except as required by Law, not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (C) to the extent permitted under applicable Law, furnish the other party with copies of all correspondence, filings, and written communications between such party and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable Law or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto; provided that each such party shall use its reasonable commercial efforts to promptly communicate to the other party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Law or cause the loss of the attorney-client privilege with respect thereto).

                (b)        Except as otherwise provided herein, the obligations of the parties under this Section 6.3 shall not include any requirement of any Affiliate of either party to expend money (other than normal legal and professional fees or filing fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person. The filing fee required under the HSR Act will be shared equally by Buyer, on the one hand, and the Shareholder Parties on the other.

        6.4.        Operations Prior to the Closing Date.

                (a)        Between the date hereof and the Closing Date, but except as otherwise contemplated herein, the Shareholder Parties shall cause the Company to use reasonable efforts to operate and carry on its business in the ordinary course and substantially in the same manner in which the Company has previously conducted its business during the period covered by the Financial Statements and consistently with those practices, policies, customs and usages which were in effect from time to time throughout that period. Consistent with the foregoing but except as otherwise contemplated herein, the Shareholder Parties shall cause the Company to use its commercially reasonable efforts, consistent with good business practice, to preserve the goodwill of the suppliers, contractors, licensors, employees and others having relations with the Company and keep available the services of key employees, maintain in full force and effect the insurance policies referred to in Section 4.25, and comply in all material respects with applicable Laws.

                (b)        Without limiting the provisions of Section 6.4(a), except as set forth below, as otherwise contemplated by this Agreement or with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), between the date hereof and the Closing Date, the Company shall not do any of the following:

                         (i)        Make any material change in its operations, except such changes as may be required to comply with any applicable Law;

                         (ii)        Make any single capital expenditure or enter into any contract or commitment therefor in excess of Fifty Thousand Dollars ($50,000), except in the ordinary course of business, in connection with the opening of New Store Locations or otherwise in accordance with the Company’s 2005 budget;

                         (iii)        Enter into, amend, modify or terminate any contract for the purchase or lease (as lessor or lessee) of real property or exercise any option to extend a Lease, except in connection with the opening of New Store Locations or otherwise in accordance with the Company’s 2005 budget;

                         (iv)        Sell, lease (as lessor), transfer or otherwise dispose of, license, mortgage or pledge, or impose any Encumbrance on, any of its assets, in whole or in part, other than sales of inventory in the ordinary course of business and personal property sold or otherwise disposed of in the ordinary course of business, except for any asset which is obsolete or which is not material to its business;

                         (v)        Create, incur, assume, or agree to create, incur, or assume or guarantee, any material indebtedness for borrowed money other than money borrowed or advanced from any Affiliate of the Company in the ordinary course of business;

                         (vi)        Institute any material increase in, enter into, terminate or adopt any Benefit Plan, other than in the ordinary course of business as required by any such existing plan, or by any employment agreement or by Law;

                         (vii)        Make any material change in the compensation of employees of the Company, other than changes made in accordance with normal compensation practices and consistent with past practices of the Company or changes required by employment agreements or by any Law;

                         (viii)        Make any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change is required by applicable Law;

                         (ix)        Enter into any contract or make any material modification to any existing Contract, in each case other than any contracts or extensions (i) with a term of less than one (1) year, (ii) which involve a firm commitment to pay any amount less than Fifty Thousand Dollars ($50,000), or (iii) are entered into or modified in the ordinary course of business;

                         (x)        Hire any new employees, agents or consultants except to replace existing employees, agents or consultants at similar compensation levels and except for any new employees hired in the ordinary course of business to fill positions contemplated by the Company’s 2005 budget; or

                         (xi)        Redeem, purchase, repurchase or retire any of the capital stock of the Company;

                         (xii)        Sell, lease, transfer or otherwise dispose of all or any material portion of its assets, including, without limitation, rights to patents, know-how, intellectual property or other intangible assets or cancel any debts or claims;

                         (xiii)        Make any change in the Certificate or Articles of Incorporation or Bylaws or other charter documents of the Company;

                         (xiv)        Make any change in the authorized or issued and outstanding capital stock of the Company, including any changes involving treasury shares;

                         (xv)        Grant any options, warrants, rights or any similar securities or instruments to purchase directly or indirectly any securities of the Company;

                         (xvi)        Enter into any new transaction in which any officer or director of the Company or any record or beneficial holder of any securities of the Company has any interest, directly or indirectly;

                         (xvii)        Effect any dissolution, winding-up, liquidation or termination of the Company’s business;

                         (xviii)        Make any investment in, or make any loan, advance or credit to any person, including, without limitation, officers, shareholders or directors of the Company, other than credits to customers in the ordinary course of business and travel advances to officers, directors and employees of the Company made in the ordinary course of business in amounts consistent with past practices;

                         (xix)        Assume, endorse, guarantee or otherwise become liable for or upon the obligation of any person (other than endorsements for deposit in the ordinary course of business) with respect to the Company;

                         (xx)        Institute, settle or dismiss any litigation, claim or other proceeding before any court or governmental agency involving an amount in excess of One Hundred Thousand Dollars ($100,000) on an individual basis (and Two Hundred Fifty Thousand Dollars ($250,000) on an aggregate basis) with respect to the Company; or

                         (xxi)        Acquire or purchase any properties or assets (other than in the ordinary course of business), merge or consolidate with, or acquire all or substantially all of the assets of, or otherwise acquire, any Person, or make any material investment in any Person.

        6.5.        No Transfer of Interest. The Shareholder Parties shall not sell, transfer, assign, alienate, pledge or otherwise convey to any person or entity other than Buyer or its nominee any of the Shares, or any interest therein, except that with the prior written consent of Buyer (which consent shall not be unreasonably withheld). The Shareholder Parties may sell, transfer, assign or otherwise convey any of the Shares to one or more of their Affiliates prior to the Closing provided that the Shareholder Parties shall cause any such Affiliate to sell, transfer, assign or otherwise convey such Shares to Buyer or its nominee in accordance with the terms of this Agreement. In the event of such transfer, the term “Shareholder Parties” in this Agreement shall apply to both the original Shareholder Parties and the Affiliate or Affiliates to which the Shareholder Parties have transferred any of the Shares.

        6.6.        Third Party Consents. Buyer, the Shareholder Parties and the Company shall use commercially reasonable efforts and due diligence to obtain all authorizations, consents and approvals of third persons and governmental authorities that may be required to permit the consummation by them of the transactions contemplated by this Agreement. In making such commercially reasonable efforts, the parties shall not be required to make any significant payment (other than reasonable legal fees) that it is not presently contractually required to make, enter into any other significant agreement or arrangement with any person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, or agree to any of the foregoing.

        6.7.        Consummation of Agreement. Buyer, the Shareholder Parties and the Company shall use commercially reasonable efforts to satisfy all conditions to the Closing that are within their control to the end that the transactions contemplated by this Agreement shall be fully carried out. In making such commercially reasonable efforts, the parties shall not be required to make any significant payment (other than reasonable legal fees) that it is not presently contractually required to make, enter into any other significant agreement or arrangement with any person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, or agree to any of the foregoing.

        6.8.        No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, (ii) the termination of this Agreement, (iii) Buyer’s failure to make its filing under the HSR Act on or before August 31, 2005, and (iv) receipt by the Company or the Shareholder Parties of notice of Buyer’s failure to obtain employment agreements from each employee referenced in Section 8.16 (unless Buyer agrees to waive the receipt of such employment agreements as a condition of Closing), the Shareholder Parties shall not, and the Shareholder Parties shall cause the Company and its shareholders, partners, members, managers, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement.

        6.9.        Regulatory Filings. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of filings or submissions to any governmental agency required in connection with this Agreement and the transactions contemplated hereby. Buyer shall be responsible for all filing fees and other expenses that are payable in connection with filings and submissions required by applicable Law to be made subsequent to Closing by Buyer or the Company in connection with the consummation of the transactions contemplated hereby. The Shareholder Parties shall be responsible for all filing fees and other expenses that are payable in connection with filings and submissions required by applicable Law to be made by the Shareholder Parties subsequent to Closing in connection with the consummation of the transactions contemplated hereby.

        6.10.        Confidentiality. The terms of the Confidentiality Agreement dated March 25, 2005 between Buyer and Goldsmith, Agio, Helms & Lynner, LLC (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer under this Section 6.10 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

        6.11.        Notification of Certain Matters. In the event that Buyer becomes aware on or prior to the Closing Date (whether by notification by the Company, updating of Schedules or otherwise) of any inaccuracy in any representation or breach of any warranty of the Company, Buyer shall promptly notify the Company and Shareholder Parties in writing, and, to the extent such inaccuracy or breach is not cured by the Company or Shareholder Parties on or prior to the Closing Date, Buyer may terminate this Agreement to the extent Buyer is entitled to do so pursuant to Section 11.1, in which case, Buyer’s rights and remedies, if any, shall be limited as set forth in Section 11.1(b). In any case, if Buyer proceeds to consummate the Closing, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against the

Company to which Buyer might otherwise be entitled in respect of such inaccuracy or breach, including any rights or remedies under Article 10.

ARTICLE 7

POST-CLOSING AGREEMENTS

        7.1.        Survival of Representations, Warranties, Agreements, Covenants and Obligations. No covenant or agreement contained herein to be performed prior to the Closing Date shall survive the Closing Date and any covenant and agreement to be performed after the Closing Date shall survive the Closing indefinitely, except as otherwise provided herein. All representations and warranties contained in this Agreement or in any other certificate executed and delivered by either party to the other party pursuant to this Agreement, shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, and the consummation of the merger contemplated hereby. Notwithstanding the foregoing, all such representations and warranties, shall expire and terminate on the second (2nd) anniversary of the Closing Date, except that the representations and warranties of the Shareholder Parties contained in Section 4.10 (Taxes and Tax Returns) and 4.19 (Environmental Compliance) shall survive so long as the applicable statute of limitations has not expired.

        7.2.        Employees.

                (a)        Buyer agrees that, for a period of sixty (60) days after the Closing Date, it will not cause any of the Employees to suffer “employment loss” for purposes of the United States federal Worker Adjustment and Retraining Notification Act (“WARN”) if such employment loss could reasonably be expected to create any liability for Shareholder Parties, unless Buyer delivers notice under WARN in such a manner and at such a time so that Shareholder Parties bear no liability with respect thereto.

                (b)        Buyer shall, for the benefit of the Employees, use all reasonable commercial efforts to recognize the date of hire and term of service provided prior to the Closing Date for all purposes under all compensation and benefit plans, programs and policies maintained by Buyer for the benefit of such employees after the Closing Date.

                (c)        Buyer acknowledges and agrees that the Company shall retain and be fully responsible for all liabilities, claims, obligations and commitments relating to all wages, salaries, bonus, and other forms of compensation and related expenses for all of the Employees, except that Shareholder Parties shall be responsible for any bonus, obligation or other commitment relating to and earned on or prior to the Closing Date by any of the Employees to the extent such bonus, obligation or other commitment is not accrued in the Financial Statements.

        7.3.        Employee Benefit Matters.

                (a)        Between the date hereof and the Closing, Shareholder Parties shall cause the Company to refrain from taking any action with respect to any of the Plans without first obtaining Buyer’s written consent. Shareholder Parties shall also promptly forward to

Buyer any material mail or other communications received by the Company or any of the Shareholder Parties with respect to any of the Plans.

                (b)        Buyer shall use all reasonable commercial efforts to provide each eligible Employee (and his or her “eligible dependents”, as defined in the Benefit Plans) to be covered following the Closing Date by a group health plan that provides health benefits (within the meaning of Section 5000(b)(1) of the Code) that (i) does not limit or exclude coverage on the basis of any pre-existing condition of such Employee or dependent (other than any limitation already in effect under the Benefit Plan that is a group health plan), and (ii) provides each Employee full credit, for the year during which the Closing occurs, for any deductible already incurred by the Employee under any group health plan in which the Employee becomes eligible to participate after the Closing Date and for any other out-of-pocket expenses already incurred by the Employee under the applicable Benefit Plan that counts against any maximum or minimum out-of-pocket expense provision of any group health plan maintained by Buyer.

                (c)        With respect to any accrued but unused paid time off to which any Employee is eligible to take pursuant to the paid time off policy maintained by the Company for the benefit of the Employee applicable to such Employee immediately prior to the Closing Date, Buyer shall allow such Employee to use such accrued and unused paid time off during that individual’s employment following the Closing Date (notwithstanding any contrary program or policy of Buyer), and if such employment is terminated prior to an Employee’s use of all such accrued and unused paid time off, Buyer shall provide such individual with equivalent compensation in lieu of such paid time off.

                (d)        Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Company or Buyer.

        7.4.        Further Assurances. From time to time after the Closing without further consideration, the parties will execute and deliver, arrange for the execution and delivery of, such other instruments of conveyance and transfer and take such other action or arrange for such other action as may reasonably be requested to more effectively complete any of the transactions provided for in and intended by this Agreement or any document annexed hereto.

        7.5.        Mail Received After Closing. In the event that any Shareholder Party receives within one (1) year after the Closing Date mail or other communications which directly relate to the Company, they shall promptly deliver or cause to be delivered all such mail and the contents thereof to Buyer.

        7.6.        Indemnification and Insurance.

                (a)        From and after the Closing Date, if any Shareholder who is a present or former officer, director, employee or agent of the Company (each an “Indemnifiable Party”) incurs any losses, expenses, claims, damages, liabilities or amounts that must be paid in settlement of, or otherwise incurred in connection with, any claim, action, suit, proceeding or action/investigation of any type based in any way by reason of the fact that such Indemnifiable

Party served in his or her capacity with or for the Company and arising out of actions, events or omissions occurring at or prior to the Closing Date (including but not limited to the transactions contemplated by this Agreement), then such Indemnifiable Party may make a claim under the extended directors and officers liability insurance coverage that is described in Section 7.6(b) below that will commence on the Closing Date and be paid for in full by the Shareholder Parties. Notwithstanding anything in the Articles of Incorporation or the Bylaws of the Company or the Certificate of Incorporation or the Bylaws of the Surviving Corporation to the contrary, (i) an Indemnifiable Party may only seek recovery for any such loss or liability in accordance with such policy, including, without limitation, any deductible associated with such policy (which deductible shall not be the obligation of the Surviving Corporation), and (ii) Buyer, the Shareholder Parties and the Company acknowledge and agree that the provisions of this Section 7.6 describe the sole and exclusive obligations of the Buyer and/or the Company and all of their Affiliates to each Indemnifiable Party with respect to any losses, expenses, claims, damages, liabilities or amounts that must be paid in settlement of, or otherwise incurred in connection with, any claim, action, suit, proceeding or action/investigation of any type based in any way by reason of the fact that such actions, events or omissions occurring at or prior to the Closing Date and with respect to which such Indemnifiable Party has or had a right to be indemnified by the Company pursuant to the Articles of Incorporation or Bylaws of the Company or the laws of the State of California, provided, however, that the foregoing shall in no way limit or otherwise affect the provisions of Article 10 hereof.

                (b)        Buyer shall cause the Surviving Corporation to obtain and have in effect at the Effective Time “tail” insurance policies with a claims period of five (5) years from the Effective Time with respect to officers’ and directors’ liability insurance for acts or omissions occurring prior to the Effective Time (“D&O Insurance”) covering the persons who are currently covered by the Company’s current D&O Insurance on such terms (as to coverage and amount) as the Shareholders’ Committee may require; provided, that the Shareholder Parties will pay the annual premium for any D&O Insurance obtained pursuant to this Section 7.6(b).

                (c)        In the event that Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 7.6.

        7.7.        338(h)(10) Election. The Shareholder Parties will make a section 338(h)(10) election. Each of the parties hereto agrees to report this transaction for United States federal and state tax purposes and for the purposes of any other applicable jurisdiction in accordance with the allocation of the Merger Consideration set forth on Schedule 7.7 and to timely and properly file all required United States federal and state tax forms and applicable taxes of any other jurisdiction based on such allocation. Each shareholder will be responsible for his or her respective Income Taxes as calculated under the Section 338(h)(10) election. However, the Shareholder Parties will not be responsible for any federal and state corporate built-in gain taxes under Section 1374 or equivalent state tax provisions.

        7.8.        Other Tax Matters.

                (a)        At the Shareholder Parties’ sole expense, the Shareholders’ Committee shall cause to be prepared and filed all federal and state income tax returns required to be filed by the Company (including, without limitation, composite income tax returns in Colorado, Utah and Idaho) for taxable periods ending prior to or on the Closing Date which are to be filed after the Closing Date (the “Shareholders’ Returns”). The Shareholders’ Returns shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by applicable Law. Buyer shall make available or shall cause the Surviving Corporation to make available to the Shareholders’ Committee (and to the accountants and attorneys of Shareholders’ Committee) any and all books and records and other documents and information in its possession or control relating to the Company requested by such Persons, as well as reasonable assistance from Jeff Anthony and other employees of the Surviving Corporation, in order to prepare the Shareholders’ Returns. Buyer will cause duly authorized officers of the Surviving Corporation (or any successor thereof) timely to execute such Shareholders’ Returns.

                (b)        Buyer shall promptly notify the Shareholders’ Committee following receipt of any notice of audit or other proceeding relating to any Shareholders’ Return or any other federal or state tax return filed on or before the Closing Date (together with all Shareholders’ Returns, the “Prior Period Returns”). The Shareholders’ Committee shall have the right to control any and all audits or other proceedings relating to any Prior Period Return, including the filing of an amended return, provided, however, that the Shareholders’ Committee shall not agree to the resolution of any audit or other proceeding relating to a Prior Period Return or file an amended Prior Period Return that would have a material adverse effect on the Surviving Corporation without Buyer’s consent, which consent shall not be unreasonably withheld. Buyer shall make available or shall cause the Surviving Corporation to make available to the Shareholders’ Committee any and all books and records of the Surviving Corporation and other documents requested by the Shareholders’ Committee and shall make available employees of the Surviving Corporation to enable the Shareholders’ Committee to defend any audit or other proceeding with respect to any Prior Period Return and shall cooperate with the Shareholders’ Committee in defense of such audits.

                (c)        Buyer shall cause the Surviving Corporation to file any and all other Tax Returns of the Company or the Surviving Corporation, as applicable, for taxable periods ending prior to, on or after the Closing Date which are to be filed after the Closing Date; provided that Buyer shall not file any such Tax Returns that include the Closing Date or that would result in an increase in the taxes of any Shareholder without the consent of the Shareholders’ Committee, which consent shall not be unreasonably withheld.

        7.9.        Termination of Shareholders Agreement. The Shareholder Parties agree that effective as of the Closing Date, the ARCO Shareholders Agreement, dated as of December 31, 1998, and the Agreement and Plan of Merger dated as of December 31, 1998, by and among Automatic Rain Company, Horizon Turf Industries and the other signatories thereto, shall automatically terminate and be of no further force and effect. Notwithstanding any other provision of such agreements, no right, obligation or liability thereunder shall survive such termination.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

        The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

        8.1.        No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of the Shareholder Parties made in this Agreement shall be true and correct in all material respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, except for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct as of such date). The Company shall have performed or complied in all material respects with all material obligations and covenants required by this Agreement to be performed or complied with by the Company on or before the Closing Date, and the Company shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of the Company and the respective Shareholder Party confirming the foregoing.

        8.2.        No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

        8.3.        Required Consents. The consents, approvals, waivers and notices set forth on Schedule 8.3 shall have been obtained (the “Required Consents”). Any consent to assignment of a lease by a Shareholder Party or its Affiliate as landlord may be conditioned upon Buyer’s agreement to provide written notice of its intent to renew, terminate or extend the applicable lease no less than six (6) months prior to the expiration of the current term thereof.

        8.4.        HSR Waiting Period. The waiting period under the HSR Act shall have expired or been terminated.

        8.5.        Corporate Action. All actions necessary to authorize: (a) the execution, delivery and performance by the Company and the Shareholder Parties of this Agreement and any other agreements or instruments contemplated hereby to which the Company and the Shareholder Parties are a party; and (b) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by the Company and the Shareholder Parties. Buyer shall have been furnished with copies of all applicable resolutions adopted by the Company, certified by the Secretary or Assistant Secretary or a similar officer of the Company.

        8.6.        Threatened or Pending Proceedings. No claim, action, suit, arbitration, investigation or other legal or administrative proceeding shall have been instituted or threatened by parties other than Buyer or any of its Affiliates prior to the Closing pertaining to the transactions contemplated hereby, the result of which could in Buyer’s reasonable judgment either prevent or make illegal the consummation of such transactions or be materially adverse to the Company’s business or the operations, assets, properties, prospects, financial condition or the results of operation of the Company.

        8.7.        Delivery of Certificates and Documents to Buyer. Shareholder Parties shall have delivered, or caused to be delivered, to Buyer the certificates as to the legal existence and corporate good standing of the Company and copies of its Articles of Incorporation or amalgamation, as amended, or equivalent issued or certified by the appropriate governmental official of the state of its incorporation.

        8.8.        Minute Books. Shareholder Parties shall have delivered to Buyer all minute books and stock ledgers for the Company.

        8.9.        Delivery of the Stock. All of the Shares shall have been delivered to Buyer as required by Section 2.3(c) hereof.

        8.10.        No Material Adverse Changes. Since December 31, 2004 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate had or could reasonably be expected to have a Material Adverse Effect.

        8.11.        Closing Documents. Buyer shall have received all necessary documents of transfer reasonably required to transfer to Buyer the interests of the Shareholder Parties in the Shares.

        8.12.        No Bankruptcy. No proceeding in which any of the Shareholder Parties shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or other bankruptcy or insolvency law.

        8.13.        Funded Indebtedness. Buyer shall have received copies of “payoff” or “estoppel” letters and other evidence, in form and substance reasonably satisfactory to it, of the retirement, at or prior to Closing, of all Funded Indebtedness (other than those obligations set forth on Schedule 3.1(c)(2)) and the termination or release of all related Company guarantees and of any and all Encumbrances that encumber the Company’s properties pursuant thereto.

        8.14.        Conduct of the Business Prior to the Closing Date. The business shall have been conducted in accordance with the provisions of Section 6.4 of this Agreement and Shareholder Parties shall have delivered to Buyer true and correct copies of all internally generated financial statements, in the form typically produced by the Company in the ordinary course of business, as of the end of each calendar month between the December 31, 2004 and the Closing Date. Each such monthly financial statement shall be delivered as soon as reasonably practical following the end of the preceding month.

        8.15.        Non-Competes and Non-Solicitations. Each of the Shareholder Parties shall have executed and delivered to Buyer a five-year Non-Competition and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit D;

        8.16.        Employment Agreements. Each of the following: James W. Ross, Division President; Jeff Anthony, Director of Finance; Phil Stephens, Director of Sales; Shawn Connors, Director of Golf Sales; Scott Kirk, Director of Operations; Thom Davis, Director of Marketing; and Georgette Proestakis, Director of Human Resources shall have executed and delivered to Buyer an Employment Agreement in substantially the forms attached hereto as Exhibit C.

        8.17.        Escrow Agreement. The Escrow Agent and Shareholder Parties shall have executed and delivered to Buyer the Escrow Agreement contemplated by Section 2.3(a) hereof.

        8.18.        Change in Control Agreements. The Shareholder Parties and/or the Company shall be performed all obligations under each of the agreements with James W. Ross, Jeff Anthony and Terry Speth, including the payment of all monies due thereunder pursuant to any change in control provisions concurrently with Closing. Each such agreement shall be terminated and be of no further force and effect effective as of the Closing. Notwithstanding any other provisions of such agreements, no right, obligation or liability thereunder shall survive such termination.

        Notwithstanding the failure of any one or more of the foregoing conditions in this Article 8, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that, at the Closing, the Company delivers to Buyer a written notice specifying in reasonable detail the failure of any such conditions, and Buyer nevertheless proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against the Shareholder Parties (including any rights or remedies under Article 10) by reason of the failure of any such conditions to the extent described in such notice.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY
AND SHAREHOLDER PARTIES

        The obligations of the Company and the Shareholder Parties under this Agreement shall, at the option of the Company and the Shareholder Parties, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

        9.1.        No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects: (a) as of the date hereof; and (b) on and as of the Closing Date, except for those representations and warranties which refer to facts existing at a specific date (which shall be true and correct as of such date) as though made on such date. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date, and Buyer shall have delivered to the Company a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

        9.2.        Required Consents. The Required Consents shall have been obtained.

        9.3.        No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

        9.4.        HSR Waiting Period. The waiting period under the HSR Act shall have expired or terminated.

        9.5.        Corporate Action. All actions necessary to authorize: (a) the execution, delivery and performance by Buyer and Parent of this Agreement and the Parent Guaranty respecting any other agreements or instruments contemplated hereby to which Buyer is a party; and (b) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Buyer and Parent, and the Shareholder Parties shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of the Buyer, certified by the Secretary or Assistant Secretary or a similar officer of Buyer.

        9.6.        Threatened or Pending Proceedings. No claim, action, suit, arbitration, investigation or other legal or administrative proceeding shall have been instituted or threatened by parties other than the Shareholder Parties or the Company prior to the Closing pertaining to the transactions contemplated hereby, the result of which could in Shareholder Parties’ reasonable judgment either prevent or make illegal the consummation of such transactions or be materially adverse to the business or the operations, assets, properties, prospects, financial condition or the results of operation of the Shareholder Parties or the Company.

        9.7.        Parent Guaranty. Parent shall have executed and delivered the Parent Guaranty.

        9.8.        Escrow Agreement. The Escrow Agent and Buyer shall have executed and delivered to the Shareholder Parties the Escrow Agreement contemplated by Section 2.3(a) hereof.

ARTICLE 10

INDEMNIFICATION

        10.1.        Indemnification by the Shareholder Parties. After the Closing Date and subject to the limitations and other provisions set forth in this Article 10, Shareholder Parties agree to indemnify and hold Buyer and its respective officers, directors, employees and agents (collectively the “Buyer Indemnified Parties”) harmless from and against (net of any related tax benefit or insurance proceeds or any other payment received by or on behalf of the Buyer Indemnified Party thereon) Losses which may be sustained or suffered by a Buyer Indemnified Party arising out of, resulting from or related to:

                (a)        a breach of any representation or warranty of the Shareholder Parties contained in this Agreement (it being agreed that, solely for purposes of this Section 10.1, “material,” “Material Adverse Effect,” and similar qualifying language shall be disregarded);

                (b)        a breach of any agreement or covenants of the Shareholder Parties contained in this Agreement;

                (c)        only if required by Law (including without limitation, regulations and adjudications), the California Sales Tax Assessment, the Arizona Sales Tax Audit, the Arizona Unclaimed Property Tax Audit and the Washington Sales Tax Audit; or

                (d)        the asbestos litigation described on Schedule 4.24.

        10.2.        Limitations on Indemnification by Shareholder Parties. Notwithstanding anything provided in this Agreement to the contrary, the indemnification obligations of Shareholder Parties pursuant to Section 10.1 shall be limited as follows:

                (a)        no indemnification shall be payable by the Shareholder Parties with respect to any claim for breach of any representation or warranty asserted by Buyer after the expiration or termination date, if any, prescribed for such representation or warranty in Section 7.1 hereof;

                (b)        no indemnification shall be payable by the Shareholder Parties with respect to any claim of Losses under Sections 10.1(a) until the total amount of such Losses exceeds Five Hundred Thousand Dollars ($500,000) or with respect to any claim for Losses under Section 10.1(d) until the total amount of such Losses exceeds one Hundred Thousand Dollars ($100,000) (as applicable, the “Deductible”) (such amount being a deductible amount versus a threshold), in which event Buyer shall then be entitled to recover the amount of such recoverable claims in excess of the deductible; provided, however, that such Deductible shall not apply to any claim of Losses arising out of a breach of Section 4.10.

                (c)        The aggregate liability of the Shareholder Parties for indemnification payable under this Agreement shall not exceed fifteen percent (15%) of the Closing Merger Consideration.

                (d)        Except as otherwise provided in Section 10.2(e), the aggregate amount required to be paid by a Shareholder Party for indemnification under this Agreement shall not exceed his or her Pro Rata Portion of an amount equal to fifteen percent (15%) of the Closing Merger Consideration; and

                (e)        No Shareholder shall be required to indemnify and hold harmless for more than his or her Pro Rata Portion of a Loss, and no Shareholder shall be required to indemnify and hold harmless for Losses specifically caused by a breach of a representation, warranty agreement or covenant by any other Shareholder Party; provided, however, that in the case of Losses arising out of an intentional misrepresentation, fraud or willful misconduct on the part of any Shareholder, the Shareholder who engaged in such wrongful conduct shall be solely liable for the entire amount to be paid pursuant to this Section 10.2.

        10.3.        Indemnification by Buyer. After the Closing Date and subject to the provisions and other limitations of this Article 10, Buyer agrees to indemnify and hold each Shareholder Party harmless from and against (net of any related tax benefit or insurance proceeds or any other payment received by or on behalf of Shareholder Parties thereon) any Losses sustained or suffered by such Shareholder Party arising out of, resulting from, or related to:

                (a)        a breach of any representation or warranty of Buyer contained in this Agreement (it being agreed that, solely for purposes of this Section 10.3, “material”, “Material Adverse Effect”, and similar qualifying language shall be disregarded);

                (b)        a breach of any agreement or covenant of Buyer contained in this Agreement; or

                (c)        the operation of the Company by Buyer after the Closing Date provided, however, that if a Release of Hazardous Materials in, on, under or from a Facility after Closing is not otherwise identifiable as occurring before or after the Closing, the determination of whether a Release occurred prior to the Closing will be based, if applicable, and in part, on any subsurface investigations conducted with respect to the applicable Facility.

        10.4.        Limitations on Indemnification by Buyer. Notwithstanding anything provided in this Agreement to the contrary, the indemnification obligations of Buyer pursuant to Section 10.3 shall be limited as follows:

                (a)        no indemnification shall be payable by Buyer with respect to any claim for breach of any representation or warranty asserted by the Shareholder Parties after the expiration or termination date, if any, prescribed for such representation or warranty in Section 7.1 hereof;

                (b)        no indemnification shall be payable by Buyer with respect to any claim for breach of any representation or warranty under Section 10.3(a) until the total of such recoverable claims for indemnification exceeds the Deductible, in which event the Shareholder Parties shall then be entitled to recover the amount of such claims in excess of the Deductible; and

                (c)        the aggregate liability of Buyer for indemnification payable under this Agreement shall not exceed fifteen percent (15%) of the Closing Merger Consideration.

        10.5.        Notice of Claims.

                (a)        Any Party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) (it being understood, however, that where the Shareholder Parties would otherwise be Indemnitees or Indemnitors, all references to such term as used in the procedural provisions of this Section 10.5 and in Section 10.6 shall instead refer to the Shareholders’ Committee) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 10.5(a) shall not affect such Indemnified Party’s rights under this Article 10 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

                (b)        After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 10 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The

Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within thirty (30) days after such final determination.

        10.6.        Third Person Claims.

                (a)        In order for a Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within fifteen (15) days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a Person be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within fifteen (15) days after receipt thereof and shall deliver to the Indemnitor within fifteen (15) days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis).

                (b)        In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate and otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. If the Indemnitor does not assume control of the defense of a third Person claim, or abandons or fails to diligently pursue the defense of a third Person claim, the Indemnified Party shall have the right to control such defense. The party controlling the defense of such third Person claim (the “Controlling Party”) shall keep the non-Controlling Party advised of the status of such third Person claim and the defense thereof and shall consider in good faith the recommendations made by the non-Controlling Party with respect thereto. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. If the Indemnitor elects to assume control of the defense of a third Person claim, any fees and expenses of legal counsel employed by the Indemnified Party with respect to such third Person claim shall be considered Losses for which the Indemnified Party may be entitled to indemnification under this Article 10 only if the named parties in such third Person claim include both the Indemnitor and the Indemnified Party and the Indemnified Party has been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (provided that in such situation, the Indemnified Party shall not be entitled to employ more than one law firm). Neither the Indemnitor nor the Indemnified Party may settle or compromise any such proceeding, which settlement or compromise obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that (i) the consent of the Indemnified Party shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement or compromise and such settlement or compromise includes a complete written release of the Indemnified Party from further liability and does not impose any injunctive relief or other operational restrictions on the Indemnified Party, and does not otherwise prejudice the Indemnified Party or its Affiliates or any of their officers, directors, employees or agents, and (ii) the consent of the Indemnitor shall not be required if (A) the Indemnified Party has fully complied with the provisions of this Section 10.6, (B) in absence of such settlement or compromise, such third party liability is reasonably expected to have a Material Adverse Effect on the Indemnified Party or any of its Affiliates or their directors, officers, employees or agents, (C) the Indemnitor shall have unreasonably withheld or delayed its consent to settlement or compromise, and (D) such settlement or compromise does not otherwise prejudice the Indemnitor or its Affiliates or any of their officers, directors, employees or agents.

                (c)        The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                (d)        After any final Court Order shall have been rendered and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within thirty (30) days after the date of such notice.

        10.7.        Limitations.

                (a)        No Shareholder Party shall have any liability for any inaccuracy in or breach of any representation or warranty contained herein if Buyer or any of its officers, employees, attorneys or other representatives or advisors had actual knowledge on or before the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached.

                (b)        Buyer shall not have any liability for any inaccuracy in or breach of any representation or warranty contained herein if the Shareholder Parties or any of their officers, employees, attorneys or other representatives or advisors had actual knowledge on or before the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached.

                (c)        For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds (collectively, “Insurance Benefits”) received or otherwise payable to Buyer or the Company (or deemed paid thereto pursuant to the next sentence) in respect of the Losses (net of any deductible amounts).

For purposes of determining the Insurance Benefits, if the Company does not maintain insurance coverage identical to the insurance coverage maintained by or on behalf of the Company immediately prior to the Closing Date, the Company shall be deemed to have received Insurance Benefits equal to the greater of (i) the Insurance Benefits it would have received had it maintained such insurance policies in effect after the Closing or (ii) the Insurance Benefits it actually receives.

                (d)        In calculating any Losses there shall be deducted (i) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate thereof from any third Person with respect thereto; and (ii) any Tax benefit or refund actually received or enjoyed by the applicable Indemnified Party or any Affiliate thereof as a result of such Losses, which Tax benefit shall be calculated based on an assumed forty percent (40%) combined federal and state Tax rate. Any such amounts or benefits received by an Indemnified Party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

                (e)        Except in the case of fraud or remedies that cannot be waived as a matter of Law and injunctive and provisional relief, if the Closing occurs, this Article 10 shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation, warranty, or covenant contained herein, or otherwise in respect of the transactions contemplated hereby.

                (f)        No Party shall have any liability for any special, exemplary, punitive or consequential damages (including loss of profit or revenue) suffered or incurred by any other Party.

                (g)        No Shareholder Party shall have liability under any provisions of this Agreement for any Losses to the extent that such Losses relate to actions taken or omitted to be taken by Buyer or any of its Affiliates with respect to the Company after the Closing Date.

                (h)        Notwithstanding anything to the contrary in this Agreement:

                         (i)        If the Shareholder Parties may have an indemnification obligation under this Agreement with respect to a Loss arising out of or relating to Environmental Laws or Hazardous Substances (an “Environmental Loss”), the Shareholder Party shall have the exclusive right to enter into the Facilities and to control, direct and implement any environmental investigation, monitoring, remediation, abatement, excavation or other response or removal action relating to such Environmental Loss.

                         (ii)        To the extent that the Shareholder Parties may have an indemnification obligation under this Agreement with respect to an Environmental Loss, Buyer shall not be entitled to claim or seek indemnity or defense under this Agreement with respect thereto unless such Environmental Loss arises out of a third party claim, and in no event where the Environmental Loss results from or would not have arisen but for any intrusive investigation or disclosure by Buyer or any Affiliate thereof, unless such investigation or disclosure was required by applicable Environmental Laws.

                         (iii)        The Shareholder Parties’ indemnification obligation to Buyer with respect to an Environmental Loss shall be limited to the cost of the least restrictive standard acceptable under Environmental Laws (including engineering or institutional controls or any lesser standards resulting from any site-specific risk assessments) in effect as of the date the activity or response action is implemented, based on the current use of the relevant facility or property.

                (i)        Any indemnification payment due under this Agreement shall constitute an adjustment to the purchase price.

        10.8.        Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

        10.9.        Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 10, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

ARTICLE 11

TERMINATION

        11.1.        Termination.

                (a)        Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date as follows:

                         (i)        by mutual written agreement of the Parties;

                         ( ii) by the Shareholder Committee or Company by giving written notice to Buyer on or after October 3, 2005, if any of the conditions set forth in Article 9 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any act or failure to act by the Shareholder Committee or Company; provided, however, in the event that the waiting period under the HSR Act shall not have expired or terminated on or before sixty (60) days after the date of this Agreement, such date shall be extended to a date that is the second Business Day after the expiration or termination of the waiting period under the HSR Act;

                         (iii)        by Buyer, by giving written notice to the Company on or after October 3, 2005, if any of the conditions set forth in Article 8 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Buyer; provided, however, in the event that the waiting period under the HSR Act shall not have expired or terminated on or before sixty (60)

days after the date of this Agreement, such date shall be extended to a date that is the second Business Day after the expiration or termination of the waiting period under the HSR Act;

                         (iv)        by the Shareholder Committee or Company, by giving written notice to Buyer at any time, if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement that results in a Material Adverse Effect on the Company or the Shareholder Parties (it being understood that any materiality or Material Adverse Effect qualification in any representation and warranty shall be disregarded in determining whether any such breach would have a Material Adverse Effect for purposes of this Section 11.1(a)(iv)) and such breach has not been cured within thirty (30) calendar days after the Company’s notice to Buyer of such breach or, if cure is not possible within thirty (30) calendar days, if cure has not been commenced and is not being diligently pursued within thirty (30) calendar days after such notice;

                         (v)        by Buyer, by giving notice to Company at any time, if Company or the Shareholder Parties have breached any representation, warranty, covenant or agreement contained in this Agreement that results in a Material Adverse Effect (it being understood that any materiality or Material Adverse Effect qualification in any representation and warranty shall be disregarded in determining whether any such breach would have a Material Adverse Effect for purposes of this Section 11.1(a)(v)) and such breach has not been cured within thirty (30) calendar days after Buyer’s notice to Company of such breach (“Buyer’s Breach Notice”) or, if cure is not possible within thirty (30) calendar days, if cure has not been commenced and is not being diligently pursued within thirty (30) calendar days after Buyer’s Breach Notice; or

                         (vi)        by Buyer, by giving notice to Company, if the approval of the Company’s shareholders of this Agreement and the transactions contemplated hereunder by written consent or at a meeting duly convened therefor or at any adjournment or postponement thereof, has not occurred by October 3, 2005.

                (b)        In the event of termination of this Agreement pursuant to Section 11.1(a), no Party shall have any liability or further obligation to any other Party, and no Party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under Article 10; provided, however, that in no event shall any termination of this Agreement limit or restrict any rights and remedies (whether at law or equity) of any Party against any other Party which has intentionally and willfully breached any of the agreements or other provisions of this Agreement prior to the termination hereof; and provided further, that the provisions of Section 6.10 (Confidentiality) and Article 12 (General Provisions) shall remain in full force and effect.

ARTICLE 12

GENERAL PROVISIONS

        12.1.        Shareholders’ Committee.

                (a)        For purposes of this Agreement, the Shareholder Parties hereby designate a two (2) person committee consisting of Willard G. Hayes and David E. Lange to serve as the sole and exclusive representative of the Shareholders (“Shareholders’ Committee”) from and after the Closing Date with respect to the matters set forth in this Agreement, such service to be without compensation. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders’ Committee shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of the Company or any Shareholder shall otherwise exist against the Shareholders’ Committee. Except as expressly provided in this Agreement, the Shareholders’ Committee shall have no duties or responsibilities to Buyer or its Affiliates. Notwithstanding the foregoing, Buyer shall be entitled to rely upon any actions taken by the Shareholders’ Committee as the duly authorized action of the Shareholders’ Committee on behalf of each Shareholder Party with respect to any matters set forth in this Agreement.

                (b)        The unanimous vote of the committee members shall constitute the act of the Shareholders’ Committee. Margaret L. Hayes is hereby designated as the alternative Shareholders’ Committee member and is hereby authorized to act as a member of the Shareholders’ Committee in the event that Willard G. Hayes or David E. Lange are unable, or otherwise fail, to act. In the event that any individual authorized hereunder as a committee member shall die, become incapacitated, resign or otherwise fail to act on behalf of the Shareholders for any reason, a new individual shall be elected to the committee by action or written consent of Shareholders who held immediately prior to the Closing Date no less than fifty-one percent (51%) of the Shares (other than Shares held in the Company’s treasury or Shares owned by Buyer or any direct or indirect wholly owned subsidiary of Buyer), and if none is so selected within thirty (30) days, then the committee shall be reduced by one member.

                (c)        The Shareholders’ Committee shall promptly deliver to each Shareholder any notice received by the Shareholders’ Committee concerning this Agreement.

                (d)        Neither the Shareholders’ Committee nor any agent employed by the Shareholders’ Committee shall be liable to any Shareholder relating to the performance of such Shareholders’ Committee’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Committee constituted fraud or were taken or not taken in bad faith. The Shareholders’ Committee shall be indemnified and held harmless by the Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders’ Committee is made a party by reason of the fact that the Shareholders’ Committee was acting as the Shareholders’ Committee pursuant to this Agreement; provided, however, that the Shareholders’ Committee shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Committee constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Committee shall be protected in acting upon any notice, statement or certificate believed by the Shareholders’ Committee to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. Neither the Shareholders’ Committee nor any agent employed by the Shareholders’ Committee shall be liable to the Buyer or any Affiliate of the Buyer by reason of this Agreement or the performance of Shareholders’ Committee’s duties hereunder or otherwise. Notwithstanding the foregoing, Buyer shall be entitled to rely upon any actions taken by the Shareholders’ Committee as the duly authorized action of the Shareholders’ Committee on behalf of each Shareholder Party with respect to any matters set forth in this Agreement.

                (e)        The Shareholders’ Committee shall not take any action on behalf of the Shareholder Parties unless authorized to do so in a writing signed by Shareholder Parties who held immediately prior to Closing Date no less than fifty-one percent (51%) of the Shares (other than Shares held in the Company’s treasury or Shares owned by Buyer or any direct or indirect wholly owned subsidiary of Buyer).

                (f)        Buyer shall be entitled to rely upon any actions taken by the Shareholders’ Committee as the duly authorized action of the Shareholders’ Committee on behalf of each Shareholder Party with respect to any matters set forth in this Agreement.

            12.2.        No Public Announcement. From the date of this Agreement, neither Buyer (and after the Closing, the Company), on the one hand, nor any Shareholder Party (and prior to the Closing, the Company), on the other hand, shall, without the written approval of the other (it being agreed that the Shareholders’ Committee shall have the right to grant consents on behalf of the Shareholder Parties), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law, in which case such Party shall allow the other Party reasonable time to comment on such release or announcement and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any Law, accounting or Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

        12.3.        Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

                  If to the Company, to:

                           Automatic Rain Company
                           5214 South 30th Street
                           Phoenix, AZ 85040
                           Attention:  Chairman of the Board
                           Facsimile:  (925) 396-6134

                  with a copy to:

                           Sheppard, Mullin, Richter & Hampton LLP
                           333 South Hope St., 48th Floor
                           Los Angeles CA, 90071
                           Attention:  Lawrence M. Braun, Esq.
                           Facsimile:  (213) 620-1398

                  If to a Shareholder Party, to:

                           -c/o Shareholders' Committee-

                           David E. Lange
                           10955 East El Rancho
                           Scottsdale, AZ  85259
                           Facsimile:  (480) 661-0522

                                    and

                           Willard G. Hayes
                           3397 East Ruby Hill Drive
                           Pleasanton, CA  94566
                           Facsimile:  (925) 396-6134

                  with a copy to:

                           Sheppard, Mullin, Richter & Hampton LLP
                           333 South Hope St., 48th Floor
                           Los Angeles CA, 90071
                           Attention:  Lawrence M. Braun, Esq.
                           Facsimile:  (213) 620-1398

                  If to Buyer, to:

                           Horizon Distributors, Inc.
                           109 Northpark Boulevard, 4th Floor
                           Covington, LA  70433
                           Attention:  Manuel J. Perez de la Mesa,
                                        President and Chief Executive Officer
                           Facsimile:  (985) 801-8105

                  with a copy to:

                           Jennifer M. Neil, General Counsel
                           109 Northpark Boulevard, 4th Floor
                           Covington, LA  70433
                           Facsimile:  (985) 801-8269

or to such other address as such Party may indicate by a written notice delivered to the other Parties.

        12.4.        Successors and Assigns. The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties (it being agreed that the Shareholders’ Committee shall have the right to grant consents on behalf of the Shareholder Parties). This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties any right, remedy or claim under or by reason of this Agreement.

        12.5.        Access to Records and Employees after Closing. For a period of six (6) years from the Closing Date (or such longer period as may be required of Buyer by any governmental agency or reasonably requested by the Shareholder Parties in connection with disputes or litigation):

                (a)        Buyer shall not (and shall cause the Company not to) dispose of or destroy any of the books, records, files and data of the Company relating to the periods prior to the Closing (“Company Books and Records”) without first offering to turn over possession thereof to Shareholder Parties by written notice to Shareholder Parties at least thirty (30) days prior to the proposed date of such disposition or destruction; and

                (b)        Buyer shall allow (and shall cause the Company to allow) Shareholder Parties and its respective agents reasonable access to all Company Books and Records during normal working hours at the principal place of business of the Company or any location where Company Books and Records are stored, and Shareholder Parties shall have the right, at Shareholder Parties’ expense, to make copies of any Company Books and Records; provided, however, that any such access or copying shall be accomplished in such a manner so as not to interfere with the normal conduct of business of the Company.

                (c)        If any such books or records, or any other documents which the Shareholder Parties have the right to have access to pursuant to this Section 12.5 are produced by Buyer or the Company to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), Buyer shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by the Shareholder Parties concurrently with the production of such books, records and/or documents.

                (d)        Buyer shall provide to any Shareholder Party so requesting, reasonable assistance, at the Shareholder Party’s actual expense, by providing employees of the Company to act as witnesses and preparing documents, reports and other information requested by the Shareholder Party.

                (e)        Any Shareholder Party may retain copies of any Contracts, documents or records: (i) which relate to properties or activities of such Shareholder Party other than the Company, or (ii) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, or for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes.

        12.6.        Entire Agreement. This Agreement, the Schedules and the Exhibits referred to herein, and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, or letters of intent between or among any of the Parties.

        12.7.        Interpretation.

                (a)        Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                (b)        The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another schedule or (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

                (c)        The Shareholder Parties will cause the Company to use commercially reasonable efforts to obtain copies of written agreements referenced in the Schedules that were not made available to Buyer prior to the date hereof and will update the Schedules accordingly. In addition, the Company may, from time to time prior to or at the Closing, by notice to Buyer, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 8.1. If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of, or inaccuracy in, any representation, warranty, or covenant which would have existed if the Company had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 12.7 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended. In such case, Buyer shall be deemed to have waived any and all rights, remedies or other recourse to which Buyer might otherwise be entitled in respect of such breach or inaccuracy.

                (d)        Whenever the context requires in this Agreement, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural, and vice versa

                (e)        This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

        12.8.        Amendments and Waivers. Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such amendment or waiver, including any such amendment to or waiver of this Section 12.8, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party, it being agreed that the Shareholders’ Committee is not an authorized representative of the Shareholder Parties for this purpose. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        12.9.        Expenses. Except as otherwise provided herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

        12.10.        Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

        12.11.        Execution in Counterparts; Facsimile. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission will be deemed an original for all intents and purposes.

        12.12.        Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

        12.13.        Choice of Forum and Consent to Jurisdiction. Except as provided in Section 3.3 hereof, any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, shall be brought only in a federal or state court having jurisdiction and venue in Phoenix, Arizona, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts and agrees that venue in Phoenix, Arizona, is proper. Shareholder Parties hereby irrevocably designates, appoints and empowers David E. Lange as their authorized special agent to receive, for and on behalf of Shareholder Parties, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner required above for notices to such party. To the extent permitted by applicable law, final judgment against such party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding. Each of the parties hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any claim that it is not personally subject to the jurisdiction of the above-named Arizona courts for any reason, including claims that such party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement or any of the other aforementioned documents, instruments or agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than Delaware. Each of the parties hereby specifically agrees that it shall not bring any actions, suits or proceedings arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, in the courts of any jurisdiction other than the above-named courts of Arizona, that any such action brought by either party shall be dismissed upon the basis of the agreements, terms and provisions set forth in this Section 12.13, and that any order or judgment obtained in any such action from a court other than the courts of Arizona shall be void ab initio provided that, notwithstanding the foregoing provisions of this Section 12.13, either party may bring and enforce an action seeking injunctive or other equitable relief in any court of competent jurisdiction.

        12.14.        Disclaimer of Warranties. The Company and the Shareholder Parties make no representations or warranties with respect to any projections, forecasts or forward-

looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE COMPANY AND THE SHAREHOLDER PARTIES DISCLAIM ALL WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. None of the Company, the Shareholder Parties, nor any of their representatives, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentation or schedules heretofore made available by the Company, the Shareholder Parties or any of their respective representatives to Buyer or any Affiliate of Buyer or any other information which is not included in this Agreement, the schedules or the exhibits hereto, and neither the Company, the Shareholder Parties, nor any of their respective representatives, nor any other Person, will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

        12.15.        Time of Essence. Time is of the essence for each and every provision of this Agreement.

        12.16.        References to U.S. Dollars. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

        12.17.        Further Assurances. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

        12.18.        Release. Buyer agrees that, effective as of the Effective Time, the Company shall be deemed to have released and discharged each Shareholder Party (whether in such Party’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company and such Party from the beginning of time through the Effective Time, it being understood, however, that such release shall not operate to release such Party from claims based on such Party’s fraud or from his or her indemnity obligations, if any, under Article 10 or from claims based on fraud, intentional misrepresentation or willful breach of this Agreement. Buyer acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Buyer acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Buyer agrees that, effective as of the Effective Time, the Company and Buyer shall be deemed to waive any such provision. Buyer further agrees that neither Buyer nor the Company, nor any Affiliate of either, shall (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (ii) except as required by Law, participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

        12.19.        Conflict of Interest. If the Shareholders or the Shareholders’ Committee so desire, and without the need for any consent or waiver by the Company or the Buyer, Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) shall be permitted to represent the Shareholders and/or the Shareholders’ Committee after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Shareholders, the Shareholders’ Committee, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with SMRH, unless SMRH is specifically engaged in writing by the Company to represent the Company after Closing and either such engagement involves no conflict of interest with respect to Shareholders or the Shareholders’ Committee or the Shareholders or the Shareholders’ Committee (as applicable) consent in writing at the time to such engagement. Any such representation of the Company by SMRH after Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if SMRH is representing the Company after the Closing, SMRH shall be permitted simultaneously to represent the Shareholders and/or the Shareholders’ Committee in any matter, including any disagreement or dispute relating thereto. Furthermore, SMRH shall be permitted to withdraw from any representation of the Company in order to be able to represent or continue so representing the Shareholders or the Shareholders’ Committee, even if such withdrawal causes the Company or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

ARTICLE 13

DEFINITIONS

        13.1.        Definitions. In this Agreement, the following terms have the meanings specified in this Section 13.1.

        “Action” means any civil, criminal or administrative lawsuit, legal proceeding, litigation or arbitration, demand, claim, hearing, notice of violation, investigation or proceeding of any kind or nature.

        “Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

        “Affiliated Group” means an affiliated group under Section 1504 of the Code.

        “Benefit Plan” means each written compensation or benefits plan, program or arrangement (including, without limitation, plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, employment agreements, profit-sharing, defined contribution, deferred compensation, insurance, pension, retirement, medical, hospital, disability, change of control, termination, welfare or fringe benefit plans, programs, agreements or arrangements, cash or equity-based bonus or incentive arrangements, severance arrangements and vacation policies) sponsored or maintained by the Company for the benefit of any of its employees.

        “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

        “Closing Working Capital” means the Company’s Working Capital as of the Closing.

        “Code” means the United States Income Tax Code.

        “Contract” means any written contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract to which the Company is a party.

        “Copyrights” means all registered U.S. and foreign works of authorship and all applications to register and renewals of any of the foregoing.

        “Court Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

        “Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind, other than Permitted Encumbrances.

        “Environmental Condition” means any condition with respect to the release or presence of Hazardous Materials on, beneath, about, under or off the Facilities, whether or not yet discovered, and whether or not arising from or related to any activity conducted by the Company at or on the Facilities prior to the Closing Date.

        “Environmental Laws” means all federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (b) impose liability with respect to any of the foregoing.

        “Existing New Store Locations” means the following store locations established by the Company since December 31, 2004, through the date of this Agreement: Modesto, California; North Las Vegas, Nevada; and Renton, Washington.

        “Funded Indebtedness” means the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, capital lease obligations, distributions payable to Shareholder Parties, and purchase money indebtedness of the Company, (ii) indebtedness of the type described in clause (i) above guaranteed, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (iii) indebtedness of the type described in clause (i) above secured by a lien upon property owned by the Company and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

        “GAAP” means U.S. generally accepted accounting principles consistently applied.

        “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

        “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, waste or other substance that is listed, defined, designated or classified in any Environmental Law or otherwise regulated under any Environmental Law, including all waste, materials, substances, pollutants or contaminants that would cause any injury to human health or safety or to the environment or would subject any of the Company to any costs or liability under any Environmental Laws.

        “Hazardous Substances” shall mean any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in, or for purposes of, any Environmental Law), whether solid, liquid or gas.

        “Income Taxes” mean all Taxes based on income determined under provisions of the Code, and foreign, state and other taxes (including franchise taxes) based on income or gross receipts, including a Tax assessed on a corporation by reference to its income, gains, or profits, and shall include for the avoidance of doubt, any withholding tax or corporation taxes, and in each instance any interest, penalties, fines or additions to tax attributable to such Tax.

        “Income Tax Returns” shall mean all Tax Returns with respect to Income Taxes.

        “Knowledge of the Shareholder Parties,” or any variant thereof, means as to a particular Shareholder Party matter, the actual current knowledge of that Shareholder Party (without any duty of inquiry) and of each of the following persons (without any duty of inquiry): James W. Ross, Jeff Anthony and Terry Speth.

        “Law” means any law, statute, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of a court or any other Governmental Authority.

        “Losses” means any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees), assessments and Taxes.

        “Marks” means all registered and unregistered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto.

        “Material Adverse Effect” means any change, effect, event, situation or condition that (x) is materially adverse to the business, results of operations, properties or financial condition of the Company taken as a whole, or (y) could reasonably be expected to prohibit, materially delay or have a material effect on the consummation of the transactions contemplated hereby; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect attributable to the following shall be disregarded: (a) general economic business or financial market conditions, including without limitation, changes in the markets or industry in which the Company operates; (b) the announcement of this Agreement; (c) the breach by Buyer of this Agreement; or (d) any change in GAAP or interpretations thereof that apply to the Company. The Company may, however, at its option, include in the Schedules of this Agreement or elsewhere items that would not result in a Material Adverse Effect within the meaning of the previous sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an acknowledgement by the Company that such items would result in a Material Adverse Effect or further define the meaning of such term for the purposes of this Agreement.

        “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of either, and has not done so within the two year period prior thereto.

        “New Store Locations” means Existing New Store Locations and Pending New Store Locations.

        “ Parent” means SCP Pool Corporation.

        “Parent Guaranty” shall mean the unconditional guarantee of Buyer’s obligations hereunder which Parent Guaranty shall be in the format of Exhibit E and shall be executed and delivered concurrently with the execution and delivery of this Agreement.

        “Patents” means all issued U.S. and foreign patents and pending patent applications.

        “Pending New Store Locations” means the following New Store Locations which the Company currently intends to open after the date of this Agreement: Riverside, California; Chula Vista, California; Casa Grande, Arizona; Aurora, Colorado; and Anthem, Arizona.

        “Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority or any other Person, necessary for the conduct of, or relating to the operation of, the Company.

        “Permitted Encumbrances” means (i) Encumbrances that do not materially interfere with the present use of, or materially impair the value of, such assets; (ii) mechanics’, carriers’, workers’, warehousemen’s, materialmen’s, repairmen’s or similar Encumbrances for payables or accruals reflected in the Financial Statements; (iii) Encumbrances for Taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty and which are reflected in the Financial Statements; (iv) the encumbrance resulting from the deposit of cash or securities to secure workers’ compensation, surety or appeal bonds and costs of litigation when required by Law; (v) security given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Company; (vi) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held; (vii) applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been materially complied with; and (viii) encumbrances, liens, charges and reservations and renewals thereof to secure the payment of the purchase price or the repayment of moneys borrowed to pay the purchase price of any assets, property or properties hereafter or previously acquired by the Company and totaling less than One Hundred Thousand Dollars ($100,000) in the aggregate at Closing.

        “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        “Pro Rata Portion” of an item, when used with reference to a Shareholder, means the percentage of such item corresponding to the percentage that such Shareholder’s Shares represents of all the Shares.

        “Release” means current or historical, actual or threatened spilling, leaking, disposing, discharging, emitting, seeping, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

        “Shareholders” means the Persons who are the record holders of the Shares.

        “Target Working Capital” means the trailing twelve month average Working Capital as of the month end nearest the Closing Date.

        “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

        “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

        “Working Capital” means the excess, if any, of (i) the Company’s’ consolidated current assets, including, accounts receivable, inventories, and prepaid expenses and other current assets, but excluding cash and any deferred or other income tax assets, over (ii) the Company’s consolidated current liabilities, including accounts payable, accrued expenses, reserves and accruals and any state or federal income tax liability arising from built-in gain under Section 1374 or equivalent state tax provisions, but excluding the aggregate amount of the items reducing the Closing Merger Consideration as set forth in Sections 2.2(b)(i), (ii) and (iii), any interest bearing debt, capital leases and any payables, reserves or provisions for income taxes, in each case calculated in accordance with GAAP.

        13.2.        Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

         TERM:                                                   SECTION:

         Accounting Arbitrator                                   Section 3.3(b)
         Agreement                                               Preface
         Business Agreements                                     Section 4.16
         Buyer                                                   Preface
         Buyer Indemnified Parties                               Section 10.1
         Buyer's Breach Notice                                   Section 11.1(a)(v)
         CGCL                                                    Section 1.1
         Claim Notice                                            Section 10.5
         Closing Date                                            Section 1.2
         Closing Merger Consideration                            Section 2.2(b)
         COBRA                                                   Section 4.17(j)
         Common Stock                                            Section 2.2
         Company                                                 Preface
         Company Books and Records                               Section 12.5(a)
         Company Intellectual Property                           Section 4.13
         Confidentiality Agreement                               Section 6.10
         Controlling Party                                       Section 10.6(b)
         D&O Insurance                                           Section 7.6(b)
         Deductible                                              Section 10.2(b)
         DGCL                                                    Section 1.1
         Effective Time                                          Section 1.3
         Employees                                               Section 4.36
         Environmental Loss                                      Section 10.7(h)(i)
         ERISA                                                   Section 4.17(a)
         ERISA Pension Plans                                     Section 4.17(a)
         ERISA Welfare Plans                                     Section 4.17(a)

         TERM:                                                   SECTION:

         Escrow Amount                                           Section 2.3
         Estimated Closing Working Capital                       Section 3.1(b)
         Estimated Target Working Capital                        Section 3.1(a)
         Facilities                                              Section 4.12(b)(i)
         Financial Statements                                    Section 4.7
         HSR Act                                                 Section 6.3
         Identified Company Obligations                          Section 2.2(b)
         Indemnifiable Party                                     Section 7.6(a)
         Indemnified Party                                       Section 10.5
         Indemnitor                                              Section 10.5
         Insurance Benefits                                      Section 10.7(c)
         Leases                                                  Section 4.12(b)(i)
         Merger                                                  Section 1.1
         Most Recent Financial Statements                        Section 4.7
         Parties                                                 Preface
         Plan or Plans                                           Section 4.17(a)
         Prior Period Returns                                    Section 7.8(b)
         Related Parties                                         Section 4.22
         Required Consents                                       Section 8.3
         Share                                                   Section 2.2
         Shareholder Parties                                     Preface
         Shareholders' Account                                   Section 2.3(c)
         Shareholders' Committee                                 Section 12.1
         Shareholders' Report                                    Section 3.3(a)
         Shareholders' Returns                                   Section 7.8(a)
         SMRH                                                    Section 12.19
         Subsidiaries                                            Section 4.3
         Surviving Corporation                                   Section 1.1
         Total Merger Consideration                              Section 2.2
         Transaction Fees                                        Section 2.2(b)
         WARN                                                    Section 7.2(a)
         Year-End Financial Statements                           Section 4.7

        IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed and delivered as of the day and year first above written.

                                                                        "Company"

                                        AUTOMATIC RAIN COMPANY

                                        By:________________________________
                                             Name:
                                             Title:

                                                                         "Buyer"

                                        HORIZON DISTRIBUTORS, INC.

                                        By:________________________________
                                             Name:
                                             Title:

       Number of Shares Owned                         "Shareholder Parties"
     Class A         Class B

      14,000         30,878                __________________________________
                                           Eleanor J. Hayes Trust UDT Dated March
                                           30, 1989, restated November 6, 1995,
                                           February 22, 2005, Eleanor J. Hayes,
                                           Trustee, by signature of Willard
                                           G. Hayes, her Attorney-in-Fact

      55,000         11,067                __________________________________
                                           Hayes Non-Exempt Marital Trust UDT
                                           Dated March 30, 1989, restated
                                           November 6, 1995, Eleanor J. Hayes,
                                           Trustee, by signature of Willard G.
                                           Hayes, her
                                           Attorney-in-Fact

      Number of Shares Owned                       "Shareholder Parties"
     Class A         Class B

                     25,144                __________________________________
                                           Hayes Family Bypass Trust UDT Dated
                                           March 30, 1989, restated November 6,
                                           1995, Eleanor J. Hayes, Trustee, by
                                           signature of Willard G. Hayes, her
                                           Attorney-in-Fact

                     127,155               __________________________________
                                           Hayes Exempt Marital Trust UDT Dated
                                           March 30, 1989, restated November 6,
                                           1995, Eleanor J. Hayes, Trustee, by
                                           signature of Willard G. Hayes, her
                                           Attorney-in-Fact

      8,000          169,100               __________________________________
                                           Maribeth McPherson

      8,000          169,100               __________________________________
                                           Margaret L. Hayes

      8,000          169,100               __________________________________
                                           Willard G. Hayes

      8,000          169,100               __________________________________
                                           Douglas S. Hayes

                     21,454                __________________________________
                                           W. & E. Hayes Grandchild Trust
                                           UAD 11/6/1995 fbo Vance Hayes,
                                           Douglas S. Hayes, Trustee

                      1,516                __________________________________
                                           Douglas S. Hayes,
                                           Custodian for Vance Erling Hayes

      Number of Shares Owned                            "Shareholder Parties"
     Class A         Class B

                     22,970                __________________________________
                                           W. & E. Hayes Grandchild Trust
                                           UAD 11/6/95 fbo Scott Willard Hayes,
                                           Douglas S. Hayes, Trustee

                     22,970                __________________________________
                                           W. & E. Hayes Grandchild Trust
                                           UAD 11/6/1995 fbo
                                           Kyle Richard Hayes,
                                           Douglas S. Hayes, Trustee

                     22,970                W. & E. Hayes Grandchild Trust
                                           UAD 11/6/1995 fbo
                                           Caitlin Eleanor McPherson

                                           By: ________________________________
                                                Willard G. Hayes, Trustee

                                           By: ________________________________
                                                Douglas S. Hayes, Trustee

                     22,970                The W. & E. Hayes Grandchild Trust
                                           UAD 11/6/1995 fbo
                                           Derek Allen McPherson

                                           By: ________________________________
                                                Willard G. Hayes, Trustee

                                           By: ________________________________
                                                Douglas S. Hayes, Trustee

      Number of Shares Owned                            "Shareholder Parties"
     Class A         Class B

                     22,970                W. & E. Hayes Grandchild Trust UAD
                                           11/6/1995 fbo
                                           John Roy McPherson

                                           By: ________________________________
                                                Willard G. Hayes, Trustee

                                           By: ________________________________
                                                Douglas S. Hayes, Trustee

     101,000        1,140,095              __________________________________
                                           David E. Lange, Individually and as
                                           Trustee of the Lange Family Trust